UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12
KULICKE AND SOFFA INDUSTRIES, INC.
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23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 3, 2015
THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company” or "K&S") will be held on Tuesday, February 3, 2015, at 4:30 p.m. (Singapore Time) at the Company’s headquarters at 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369, for the following purposes:

1	To elect Mr. Bruno Guilmart and Mr. Gregory F. Milzcik as directors to serve until the 2019 Annual Meeting;

2	To ratify the appointment of PricewaterhouseCoopers LLP (Singapore) as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2015;

3	Re-approval of the material terms of the performance goals under the 2009 Equity Plan;

4
To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis and the accompanying tabular and narrative disclosure as included herein; and

5	To transact such other business as may properly come before the annual meeting.
The board of directors has fixed the close of business on November 10, 2014 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.
All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors

SUSAN WATERS
Secretary
December 19, 2014

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on February 3, 2015

Our Notice of Annual Meeting, Proxy Statement for the 2015 Annual Meeting and Annual Report to Shareholders are enclosed and are also available at http://investor.kns.com/annuals.cfm.

23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369

PROXY STATEMENT
December 19, 2014

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”). The annual meeting of shareholders of the Company will be held on Tuesday, February 3, 2015, at 4:30 p.m. (Singapore Time) at the Company’s headquarters at 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369. As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making its proxy statement and its 2014 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) available electronically via the Internet. On December 19, 2014, the Company mailed to its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Company’s annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.
Voting and Revocability of Proxies
The Company’s board of directors has fixed the close of business on November 10, 2014 as the record date for determining the shareholders entitled to vote at the Company’s 2015 annual meeting of shareholders. As of the record date, there were 77,016,194 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting.
When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Mr. Bruno Guilmart and Mr. Gregory F. Milzcik as directors; (2) ratification of the appointment of PricewaterhouseCoopers LLP (Singapore) (“PwC Singapore”), as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2015; (3) re-approval of the material terms of the performance goals under the Company’s 2009 Equity Plan; and (4) approval, on a non-binding basis, of the compensation of the Company’s named executive officers as described in the Compensation Discussion & Analysis together with the accompanying tabular and narrative disclosure as included in this proxy statement. A shareholder may revoke a proxy at any time before its use by (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company, (b) attending the annual meeting and giving notice of such revocation or (c) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.
The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (1) the two nominees for director receiving the highest number of votes cast at the annual meeting will be elected, (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to ratify the appointment of PwC Singapore, and (3) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required for re-approval of the material terms of the performance goals under the Company’s 2009 Equity Plan. The advisory vote to approve the compensation of the Company’s named executive officers is not binding on the Company. However, the Company will consider the results of this advisory vote in making future decisions on the Company’s compensation policies and the compensation of the Company’s executives.
Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker non-vote” occurs.
Under the rules governing brokers, the election of directors and the re-approval of the performance factors and award limits of the Company’s 2009 Equity Plan are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, under the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the advisory vote on executive compensation is also a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter.
Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors, because only the number of votes cast for each nominee is relevant, or on the ratification of the Company’s independent registered public accounting firm or the re-approval of the material terms of the performance goals under Company’s 2009 Equity Plan. Additionally, abstentions and broker non-votes have no effect on the outcome of the advisory vote on executive compensation because only the number of votes cast for or against are relevant and in any event, this vote is non-binding.
How You Can Vote
Shareholders of record may vote by any of the following methods:

•
Voting by internet.  The website and instructions for internet voting is on the Notice, and voting is available 24 hours a day. Shareholders who wish to exercise cumulative voting rights in the election of directors must vote in person or by mail.

•	Voting by telephone. The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.

•
Voting by mail.  If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

 ITEM 1 — ELECTION OF DIRECTORS
The board of directors has nominated Mr. Bruno Guilmart and Mr. Gregory F. Milzcik for re-election at the annual meeting to serve until the 2019 annual meeting and until their successors have been duly elected and qualified. Shareholders have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and may cast the whole number of votes for one candidate or distribute them among some or all candidates). By signing the proxy card, authority is given to the persons named as proxies to cumulate votes in their discretion. Shareholders, however, can withhold discretionary authority to cumulate votes on the proxy card or cumulate votes for any director by indicating so on the proxy card. If either Mr. Guilmart or Mr. Milzcik is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual (or individuals, as applicable) as they may choose, unless the board of directors determines that no director should be elected at the annual meeting. As previously reported, Mr. MacDonell Roehm, Jr., Chairman of the Board and a director of the Company since 1984, retired effective September 28, 2014.
The following table provides information concerning Mr. Guilmart and Mr. Milzcik, as well as the other directors of the Company and the executive officers of the Company. In addition to the information presented below regarding each director’s and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he or she should serve as a director, the Company also believes that all of its directors, including Mr. Guilmart and Mr. Milzcik, have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the heading “Nominating and Governance Committee” on page 47. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. Each person below has an address of c/o the Company at 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369.

Name, Age and Occupation	Director Since	Term Expires
Directors Nominated for Re-Election
Bruno Guilmart (54)	2010	2015
Mr. Guilmart has served as the Company’s President and Chief Executive Officer since October 2010. From June 2008 until he joined the Company, Mr. Guilmart served as President, Chief Executive Officer and director of Lattice Semiconductor Corporation, a developer of programmable logic devices and related software. From August 2007 until June 2008, Mr. Guilmart served as President, Chief Executive Officer and director of Unisem (M) Berhad Group, a provider of semiconductor assembly and test services. From September 2003 to August 2007, Mr. Guilmart served as President, Chief Executive Officer and director of Advanced Interconnect Technologies, Inc., a TPG-Newbridge Company, a provider of semiconductor assembly and test services, which was acquired by Unisem (M) Berhad Group in August 2007. Before joining Advanced Interconnect Technologies, Inc., Mr. Guilmart was Senior Vice President of Worldwide Sales for Chartered Semiconductor Manufacturing, Ltd. Mr. Guilmart also has held senior management and business development positions at Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company. Mr. Guilmart also served as a director of Chartered Silicon Partners, a subsidiary of Chartered Semiconductor Manufacturing, Ltd., a major wafer foundry, from 2001 to 2003. Mr. Guilmart also serves as a director of Avago Technologies, Ltd, and is also a member of the board of the Singapore Economic Development Board (EDB).

Director Qualifications:
In determining that Mr. Guilmart was qualified to serve as a director of the Company, the board of directors considered his achievement as an executive officer of several corporations operating in the semiconductor industry and the breadth of knowledge of the industry gained by those experiences. Mr. Guilmart also provides the perspective of a chief executive officer of three semiconductor industry companies, including the Company.

Name, Age and Occupation	Director Since	Term Expires
Gregory F. Milzcik (55)	2013	2015
Mr. Milzcik was elected to the board of directors on October 7, 2013. From 1999 to 2013, Mr. Milzcik was an executive of Barnes Group, Inc. (NYSE: B), an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. Mr. Milzcik served as President and Chief Executive from 2006 until his retirement in 2013. During his tenure at Barnes Group he also served as Chief Operating Officer and President of its aerospace and industrial segments. Over the past 35 years, Mr. Milzcik’s career has included executive, operations and technical positions at leading Aerospace and Industrial companies including Lockheed Martin, General Electric, Chromalloy Gas Turbine Corp. and AAR Corp. He currently serves as a director of IDEX Corporation (NYSE: IEX) and is a Board Leadership Fellow with the National Association of Corporate Directors (NACD).

Director Qualifications:
In determining that Mr. Milzcik was qualified to serve as a director of the Company, the board of directors considered his experience as President and Chief Executive of Barnes Group, as well as in senior leadership roles at other companies. The board of directors also considered Mr. Milzcik’s experience and continuing education in corporate governance in his role as a Board Leadership Fellow with the National Association of Corporate Directors (NACD).

Name, Age and Occupation	Director Since	Term Expires
Continuing Directors
Brian R. Bachman (69)	2003	2016
Mr. Bachman is a private investor and has served as the Managing Partner of River Farm LLC, which provides advisory services, since 2004. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, Inc., which produces equipment used in the fabrication of semiconductors. Mr. Bachman formerly served as a director of Trident Microsystems Inc. from 2009 to 2014, Ultra Clean Technologies from 2004 to 2009, and Keithley Instruments, Inc. from 1996 to 2010.

Director Qualifications:
In determining that Mr. Bachman was qualified to serve as a director of the Company, the board of directors considered Mr. Bachman’s executive leadership experience at semiconductor, semiconductor equipment and other high technology businesses, culminating with his role as Chief Executive Officer and Vice Chairman of Axcelis Technologies. The board of directors also considered Mr. Bachman’s 19 years of service as a director at publicly-listed small and mid-cap technology companies. Finally, the board of directors considered his continuing education in corporate governance with the Harvard Compensation Committee Program in 2010, as well as the Director’s Consortium held in Spring of 2013 at Stanford.

Peter T. Kong (63)	2014	2018
Mr. Kong served as President, Global Components, of Arrow Electronics, Inc. from 2009 until his retirement in 2013. From 2006 to 2009, Mr. Kong served as Corporate Vice President and President of Arrow Asia Pac Ltd. From 1998 to 2006, Mr. Kong served as President, Asia Pacific Operations, of Lear Corporation. Presently Mr. Kong also serves as a director of Ferro Corporation and Global Advanced Metals.

Director Qualifications:
In determining that Mr. Kong was qualified to serve as a director of the Company, the board of directors considered his experience as President of Arrow Electronics, Inc. and as President of Lear Corporation, as well as in senior leadership roles at other companies.

Name, Age and Occupation	Director Since	Term Expires
Chin Hu Lim (56)	2011	2017
Mr. Lim has served as the Managing Partner of Stream Global Pte Ltd., a venture fund providing seed capital for technology startups since 2010. Mr. Lim was Chief Executive Officer of BT Frontline Pte Ltd., a subsidiary of British Telecommunications Plc that provides information technology services, from 2008 until his retirement in 2010. He previously served as Chief Executive Officer and as a director of Frontline Technologies Corporation Limited, a Singapore exchange listed company that provided IT services throughout Asia, from 2000 until 2008. Before that time, Mr. Lim was Managing Director of Sun Microsystems (now Oracle) Singapore in the 90’s and held various management positions with Hewlett-Packard South East Asia in the 80’s. Mr. Lim is a non executive director of Telstra Corporation Ltd., a publicly listed company on the Australia Stock Exchange. He is a director of Eastern Health Alliance Pte, Ltd., G-Able (Thailand) Ltd., Citibank Singapore Limited, Heliconia Capital Management Pte Ltd. and Keppel DC REIT Pte Ltd. Mr. Lim is a Fellow & Council Member of the Singapore Institute of Directors.

Director Qualifications:
In determining that Mr. Lim was qualified to serve as a director of the Company, the board of directors considered Mr. Lim’s experience as Chief Executive Officer of BT Frontline Pte Ltd. and also of Frontline Technologies Corporation, a Singapore publicly listed company, and his 30 years of experience in information technology related businesses in the Asia Pacific region. The board of directors also considered Mr. Lim’s continuing education on corporate governance with the UCLA Director Education Certification Program in 2012, Singapore Institute of Director Annual Director’s Conference in 2013, and INSEAD International Directors Program in 2014.

Garrett E. Pierce (70)	2005	2017
Mr. Pierce has served as the Chairman of the Company’s board of directors since September 2014. Mr. Pierce has served as Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation, a developer and manufacturer of small- and medium-class rockets and space systems for commercial, military and civil government customers since April 2002 and as a member of its board of directors since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital Sciences Corporation. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation which was acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.

Director Qualifications:
In determining that Mr. Pierce was qualified to serve as a director of the Company, the board of directors considered his approximately 30 years experience as a chief financial officer of publicly-traded, technology-based businesses. Mr. Pierce also has approximately 14 years experience in the semiconductor equipment industry, as both a chief financial officer and a chief executive officer. The board of directors also considered that Mr. Pierce is currently the chief financial officer of a publicly-traded technology company and is a certified public accountant and a chartered global management accountant. Finally, the board of directors considered his continuing education in audit and financial risk management with the Harvard Business School’s Audit Committees in a New Era of Governance program in 2011.

Name, Age and Occupation	Director Since	Term Expires
Mui Sung Yeo (56)	2012	2016
Ms. Yeo was appointed Chief Campus Officer of MediaCorp Pte Ltd., Singapore’s national broadcaster and leading media company, in August 2014. Ms. Yeo also serves as the Executive Chairman of Singapore Media Academy, a learning center for media excellence, as well as the Executive Chairman of MediaCorp Vizpro International, a live entertainment company partnering with international players on musical shows, concerts and exhibitions. Ms. Yeo previously served as Chief Financial Officer of MediaCorp Pte Ltd., from 2007 to 2014. Ms. Yeo served as Chief Financial Officer and Group Vice President at United Test & Assembly Center Ltd. from October 1999 to September 2007. Earlier in her career she held positions at F&N Coca Cola, Baxter Healthcare, Archive and Texas Instruments. Ms. Yeo graduated magna cum laude with a Bachelor of Science in Business Administration, majoring in Accounting, from the University of San Francisco.

Director Qualifications:
In determining that Ms. Yeo was qualified to serve as a director of the Company, the board of directors considered her approximately 14 years of experience as a chief financial officer of large, publicly-traded, technology and media businesses. Ms. Yeo also has approximately 19 years of experience in the semiconductor industry. The Board also considered Ms. Yeo’s continuing education in corporate governance with the Stanford Law School Directors’ College 2014.

Executive Officers (other than Mr. Guilmart)
Jonathan H. Chou (50), Senior Vice President, Chief Financial Officer and Chief Information Officer

Mr. Chou has been the Company's Senior Vice President, Chief Information Officer and Chief Financial Officer since June 2014. Before that, from December 2010 he was Senior Vice President, Chief Financial Officer and Principal Accounting Officer. From April 2008 until he joined the Company, Mr. Chou served as Chief Financial Officer of Feihe International, Inc. (f/k/a American Dairy, Inc.), a producer and distributor of consumer goods in China. From February 2006 to June 2007, Mr. Chou served as the Asia Pacific Corporate Chief Financial Officer and Vice President of Mergers & Acquisitions for Honeywell International, a diversified technology company. From September 2003 to January 2006, Mr. Chou served as the Asia Regional Chief Financial Officer of Tyco Fire & Security (ADT), a division of Tyco International. From May 2000 to September 2003, Mr. Chou held several senior finance positions at Lucent Technologies including Asia Pacific Chief Financial Officer. Mr. Chou has also served as a director of Microport Scientific Corporation, a medical product company listed on the Hong Kong Stock Exchange, since September 2010. Mr. Chou received a Bachelor’s Degree from the State University of New York at Buffalo and a Master of Business Administration degree from Fuqua School of Business at Duke University.
Joyce Soo Li Lam (49), Vice President, Corporate Controller and Principal Accounting Officer
Ms. Lam was appointed Vice President, Corporate Controller and Principal Accounting Officer effective July 2014. Ms. Lam joined the Company in January 2011 as Vice President and Corporate Controller. Ms. Lam has 25 years of experience in accounting, corporate compliance and controllership. Prior to joining the Company, Ms. Lam served as Head of Shared Services and Regional Controller for the Asia Pacific Region at Orange Business Services, France Telecom from 2008 to 2010, and Asia Regional Corporate Controller of Tyco Fire & Security (ADT), a division of Tyco International from 2005 to 2008. Ms. Lam received a Master of Science in Financial Management from the University of London, a Bachelor of Accountancy from the National University of Singapore and is a qualified Chartered Accountant from the Institute of Chartered Accountants of England and Wales.
Irene Lee (54), Senior Vice President, Global Operations and Chief Quality Officer
Ms. Lee was appointed Senior Vice President, Global Operations and Chief Quality Officer in April 2014. She previously served as Vice President and Chief Quality Officer from 2012 to 2014. Prior to joining the Company, Ms. Lee spent over 24 years in various engineering, operations and quality positions at Seagate Technology, including as Vice President of Quality from 2000 until 2011. Prior to Seagate Technology, Ms. Lee served as a Design Engineer at Hughes Offshore Group Ltd. Ms. Lee received an Advanced Diploma in Mechanical Engineering from Singapore Polytechnic, a Masters of Business Administration from the University of Leeds, and a certificate on Strategic Leadership from Harvard Business School. Since 2011 until present, Ms. Lee has also served as a director for Musical Theatre Limited, an Arts Charity and an Institution of Public Character under the Ministry of Culture, Community and Youth, Singapore.

Yih-Neng Lee (56), Senior Vice President, Global Sales & Service
Mr. Lee was appointed Senior Vice President, Global Sales and Service in September 2013. Prior to joining the Company, Mr. Lee served as President, South Asia Pacific from November 2011 to August 2013 for Advantest Corporation (which acquired Verigy Technologies). From August 2005 to October 2011, Mr. Lee served as VP and GM, Asia Sales Operation for Verigy (a spin off from Agilent Technologies). From November 2001 to August 2005, Mr. Lee served as VP and GM, Sales, Marketing and Support for Agilent, a fabless semiconductor test business. Prior to this, Mr. Lee spent fifteen years working for Hewlett-Packard in various roles of increasing scope and seniority. Mr. Lee holds an MBA degree and a Bachelor of Engineering degree from the National University of Singapore.
Deepak Sood (53), Vice President, Global Engineering
Mr. Sood was appointed Vice President, Global Engineering effective January 2013. He previously served as Global Director, Software and Vision Systems from 2006 to 2012 and in various other managerial positions of increasing scope, from 1995 to 2006. Prior to joining the Company, Mr. Sood spent one year as a Research Engineer at Lawrence Livermore National Labs. Mr. Sood received a Master of Science degree in Electrical Engineering from Wright State University and a Ph.D. in Electrical, Computer and Systems Engineering from Rensselaer Polytechnic Institute.
Lester Wong (48), Senior Vice President, Legal Affairs and General Counsel
Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a software and media company, from June 2003 to November 2007. Mr. Wong obtained a Bachelor’s Degree from the University of Western Ontario and a Juris Doctor (J.D.) from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.
Nelson Wong (54), Vice President, Ball and Die Bonder Business Unit Management
Mr. Wong has served as Vice President, Ball and Die Bonder Business Line since 2006 and is responsible for leading the Ball Bonder and Support Services Business Lines. He previously served as Director of Marketing - Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MR. BRUNO GUILMART AND MR. GREGORY F. MILZCIK AS DIRECTORS.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (Singapore) (“PwC Singapore”) as the Company’s independent registered public accounting firm for the fiscal year ending October 3, 2015. The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC Singapore, the Audit Committee will reconsider its appointment.
Representatives of PwC Singapore are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP (SINGAPORE)
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3 — RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE 2009 EQUITY PLAN

On November 8, 2014, our Board unanimously approved and adopted, subject to the approval of our shareholders at the 2015 Annual Shareholders Meeting, a resolution to continue to use the performance goals set forth in the Kulicke & Soffa Industries, Inc 2009 Equity Plan, as amended. This plan was originally approved by the Company’s shareholders at the 2009 Annual Shareholders Meeting and as subsequently amended by the Board is referred to as the 2009 Equity Plan.

Once every five years, Section 162(m) of the Internal Revenue Code (“IRC”) requires the Company to secure shareholder approval of the metrics used or potentially used to measure performance under its equity incentive compensation plans in order to retain deductibility of certain “performance-based” compensation expenses for tax purposes. If shareholders approve this proposal, the Company will continue to use or potentially use one or more of the performance goals described below to measure performance under the 2009 Equity Plan.

Up to 7,000,000 of the Company’s common shares (subject to adjustment in the event of stock dividends, stock splits, stock combinations and other similar events) may be issued under the 2009 Equity Plan. Shares subject to, among other things, an award that is forfeited or expired or settled in cash continue to be available for new grants. As of November 8, 2014, there were 2,984,152 shares of the Company’s common shares available for grant under the 2009 Equity Plan. No awards may be granted under the 2009 Equity Plan after February 8, 2019, although awards granted before then may extend beyond such date. On December 12, 2014, the closing sale price of the Company’s common shares on the NASDAQ Global Market was $13.78 per share.

Section 162(m) of the Code generally imposes an annual deduction limit of $1,000,000 on the amount of compensation paid to each of our chief executive officer and the three named executive officers (other than the chief executive officer and the chief financial officer). This deduction limit does not apply to “qualified performance-based compensation.” Stock options and stock appreciation rights are generally considered to be qualified performance-based compensation provided, among other things, the amount of compensation paid is based solely on an increase in the value of the underlying shares after the date of grant. Other types of awards such as performance share units, however, must satisfy additional requirements in order to qualify for this exception. Specifically, the awards must be subject to performance goals, the “material terms” of which have been approved by shareholders every five years. The material terms of the performance goals under the 2009 Equity Plan were approved at the 2009 Annual Meeting of Shareholders. The board of directors has determined that it is in the best interests of the Company to seek re-approval of the material terms of these goals. If shareholders fail to re-approve the proposal, the Company will still be able to grant awards under the 2009 Equity Plan, but awards (other than stock options and stock appreciation rights) to the CEO or the three named executive officers (other than the CEO and the CFO) will be subject to the deduction limit under Section 162(m).

Material Terms of Performance Goals

Certain employees of the Company and its subsidiaries (currently approximately 1,000 persons) and non-employee directors of the Company (currently six persons) are eligible to receive awards under the 2009 Equity Plan. Awards that are intended as performance-based awards may be subject to performance goals based on the following performance measures provided in the 2009 Equity Plan: return on invested capital, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of common shares, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue per shipment, net revenue growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. These business criteria may apply to the individual, a division, or to the Company and one or more affiliates and may be weighted and expressed in absolute terms or relative to the performance of other companies or an index. The Management Development and Compensation Committee (the “Committee") determines the performance period and the performance goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the performance period, or (ii) the expiration of 25% of the performance period. The maximum number of common shares with respect to which Awards may be granted to any employee in a fiscal year may not exceed 500,000 common shares subject to capital adjustments as described in the 2009 Equity Plan.

Summary of Other Features of the 2009 Equity Plan

The following summarizes the material features of the 2009 Equity Plan. It is qualified in its entirety by reference to the 2009 Equity Plan, a copy of which is included as Appendix A to this proxy statement. Capitalized terms that are not defined here have the same meaning as assigned to those terms in the 2009 Equity Plan. You are encouraged to read the 2009 Equity Plan, as well as this summary, in its entirety.

The 2009 Equity Plan is administered by the Committee, which has the authority to, among other things, select award recipients from among the eligible pool of recipients and determine, subject to the terms of the Plan, the number of shares and the terms and conditions underlying each award. The 2009 Equity Plan permits the grant of the following awards (collectively, “Awards”). The vesting period or the performance period of an Award is generally three years. The 2009 Equity Plan provides for the grant of the following types of Awards:

Performance Share Units. A Performance Share Unit is an award that is paid in shares or in cash at the end of a specified performance period (which must be least one year in duration) provided specified performance goals are met. An amendment to the 2009 Equity Plan granted discretionary authority to the Committee to permit a Performance Share Unit to vest based upon the achievement of performance goals in the event of a participant’s involuntary termination without Cause during the performance period.

Restricted Stock. A Restricted Stock award is a grant of common shares that is subject to vesting requirements. A participant will have voting rights on these shares before the restrictions lapse. An amendment to the 2009 Equity Plan provided that dividends on unvested restricted shares are subject to the same vesting requirements that apply to the underlying shares.

Restricted Share Units. A Restricted Share Unit is an award based upon the value of the Company’s common shares that may be paid in shares or in cash and is subject to vesting requirements.

Options. An option is a right to purchase a specified number of common shares at a specified price. Options may be incentive stock options or nonqualified stock options. Incentive stock options may be granted only to employees. The exercise price of any option must be at least equal to the fair market value of the Company’s common shares on the date of grant. The maximum term of an incentive stock option is ten years and a nonqualified stock option is ten years and six months. Incentive stock options granted to an employee holding more than 10% of the voting power of the Company must be granted at a higher exercise price (not less than 110% of the fair market value on the date of grant) and have shorter terms (five years). Participants are permitted to pay the exercise price of options: (i) by cash or check, (ii) in a “cashless exercise” through a broker, (iii) by delivery to the Company of common shares previously acquired by the participant, or (iv) any combination of these forms of payment.

Stock Appreciation Rights. A Stock Appreciation Right is a right to receive an amount in shares upon exercise equal to the appreciation in the fair market value of the shares since the date of grant.

Non-Employee Director Stock Grants. The 2009 Equity Plan provides for the grant of common shares to each non-employee director upon his or her initial election to the board (equal to $120,000 in value, as provided in an amendment to the 2009 Equity Plan) and on the first business day of each calendar quarter (equal to $30,000 in value) while serving on the board. The initial grant will vest in equal installments over a period of three years, one-third on each anniversary of the grant date.

Except with respect to Stock Grants to non-employee directors, the granting of Awards under the 2009 Equity Plan is discretionary, and the Company cannot now determine the number or type of Awards that may be granted in the future to any particular person or group.

Upon a corporate transaction such as a merger or a consolidation, the Committee may, among other things, terminate an Award or accelerate the vesting of certain Awards or change the terms of an outstanding Award to reflect the corporate transaction. Upon a Change in Control in which the surviving or successor entity does not agree to assume outstanding Awards, outstanding Options and Stock Appreciation Rights become exercisable (unless the grant agreement provides otherwise), Restricted Stock and Restricted Share Units become fully vested and the performance requirements are waived for Performance Share Units which vest if the participant is employed on the last day of the performance period. A participant who is employed on the last day of the performance period will receive a cash payment with respect to his or her Performance Share Units as if “target” performance had been attained and based on the value of our common stock on the date of the Change in Control. If a Change in Control occurs in which the surviving or successor entity does agree to assume the outstanding Awards, but a participant is involuntarily terminated without Cause during the two-year period following the Change in Control, outstanding Options and Stock Appreciation Rights become exercisable (unless the grant agreement provides otherwise) and Restricted Stock and Restricted Share Units become fully vested. In addition, the participant’s Performance Share Units are prorated based on the number of full months in the performance period before the participant’s termination of employment and the performance goals attained at the end of the performance period.

The 2009 Equity Plan may be amended by the Committee or the board of directors at any time although, pursuant to the listing rules of the NASDAQ Global Market and applicable law, certain amendments may only be made subject to shareholder approval. In addition, the acceleration of the vesting of any Award, outside the context of a merger, consolidation or similar transaction, and the re-pricing of an option each require shareholder approval.

In accordance with SEC rules, the following description of tax matters related to the 2009 Equity Plan is being provided. In general, a participant has no taxable event upon the grant of an option. In the case of a nonqualified stock option, the participant will realize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the underlying share on the date of exercise and the exercise price. In the case of an incentive stock option, the participant may not recognize ordinary income at the time of exercise (except for purposes of the alternative minimum tax) if he or she observes certain holding period requirements, in which case, the entire gain over the exercise price is taxed at capital gains rates when the shares are disposed. The recipient of a Performance Share Unit, a Restricted Share Unit Award or a Stock Grant award is subject to tax when the underlying shares are released and the recipient of a Restricted Stock Award is subject to tax upon vesting or, if a valid section 83(b) election is made, upon grant.

There should be no tax consequences to the Company when a Performance Share Unit, a Share Unit Award, a Stock Appreciation Right, a Restricted Stock Award or an Option is granted. However, the Company should be entitled to a deduction in the same year that a participant recognizes ordinary income equal to the amount of ordinary income includible in the participant’s gross income. Note, however, that in the case of an incentive stock option, the Company is not entitled to a deduction except in certain limited situations.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSAL
TO RE-APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE 2009 EQUITY PLAN

ITEM 4 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Section 951 of the Dodd-Frank Act requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion & Analysis” (beginning on page 14) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. At the annual meeting of shareholders in 2014 and 2013, the Company’s shareholders approved the compensation of our named executive officers as disclosed in the proxy statements for those meetings. Previously, at the 2011 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually. Accordingly, the board of directors asks that you approve the compensation of our named executive officers at the annual meeting of shareholders in 2015, for fiscal 2014.
The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.
The Company’s balanced compensation culture and focus on pay-for-performance are illustrated by the amounts and types of compensation paid to our executives. We invite you to consider the details provided in the "Compensation Discussion & Analysis" (beginning on page 14), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, in the “Compensation Discussion & Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion & Analysis
Introduction
The purpose of the Compensation Discussion & Analysis (“CD&A”) section of our proxy statement is to describe to our shareholders how and why compensation decisions are made for the Company's named executive officers. For fiscal 2014, the Company's named executive officers discussed in this CD&A are:
•Bruno Guilmart, President and Chief Executive Officer (“CEO”);
•Jonathan Chou, Senior Vice President, Chief Financial Officer (“CFO”) and Chief Information Officer;
•Yih Neng Lee, Senior Vice President, Global Sales;
•Deepak Sood, Vice President, Engineering; and
•Irene Lee, Senior Vice President, Global Operations and Chief Quality Officer.

Collectively, these individuals are referred to in this CD&A as the Company's “executives” or “executive officers.”

The Company
The Company designs, manufactures, and sells capital equipment and expendable tools to assemble semiconductor devices. As a way to mitigate ongoing industry cyclicality while providing new growth vectors, the Company is investing in new business lines, including the Advanced Packaging business.
The Company is incorporated in Pennsylvania and listed on NASDAQ. Over the last 2 decades, much of our customer base has transitioned to Asia and, as a commercial response, we moved most of our manufacturing operations to Asia as well. Several years ago, we also moved our corporate headquarters to Singapore. Today, all of the Company’s executive officers are employed as locals in Singapore, and their compensation is determined and denominated in Singapore dollars.
The Company is governed by U.S. rules and regulations of the Securities and Exchange Commission, which, among other things, require that the compensation narrative and tabular disclosure included in this proxy statement show amounts in U.S. dollars. Because the compensation of most of our executives is delivered in Singapore dollars, our U.S. dollar reporting of compensation shows year-to-year changes due to foreign currency fluctuations, even when compensation levels as denominated in local currency may not have changed. As an aid to understanding these foreign currency fluctuations, we have provided a narrative discussion, as well as charts showing both U.S. and Singapore dollar compensation, under the heading “Foreign Currency Considerations”. Neither the Management Development and Compensation Committee of the Company’s board of directors (referred to as the “Committee”) nor the CEO has any control over the currency exchange rate fluctuations between U.S. dollars and Singapore dollars.
As described below on page 20, due to the limited availability of non-US compensation data for similarly-sized companies in our industry, the Committee is guided by compensation of peer companies and by surveys that are principally U.S.-based. The Committee also considers Asian and especially Singapore compensation practices.

Fiscal 2014 Business Highlights
Fiscal 2014 ended as a strong and profitable year for Kulicke & Soffa. Revenue for the year was $568.6 million, an increase of 6.3% from the prior fiscal year. Net income was $63.0 million, an increase of 6.1% from the prior fiscal year. Earnings per share was $0.81 for fiscal 2014, which represented an increase of 3.8% from the prior fiscal year. While demand for the full year increased sequentially, our production throughout the year ramped significantly. Quarterly sales increased from $79.1 million in the first quarter to $194.7 million in the fourth quarter. Our sales teams effectively captured incremental demand and our operational teams efficiently ramped production driving a 146.1% quarterly revenue improvement, comparing the first quarter to the fourth quarter.
During the same period we also focused on several key initiatives expected to add meaningful long-term value. First, we completed the move to our new Singapore-based corporate headquarters. This new built-to-suit facility further increases our manufacturing footprint and enhances our ability to scale. We also continued to invest in new organic initiatives, such as our advanced packaging program, which is expected to provide new vectors of growth and expand our total available market. We broadly define advanced packaging as the thermo-compression, interconnect-bonding process for silicon die designed with through-silicon-via and/or copper pillar bumps. Other terms to describe the advanced packaging market may also include 2.5D, 3D, and silicon interposer. Advanced packaging is expected to be a fast-growing market as the underlying benefits of this technology are anticipated to drive performance, reduce package size and improve power efficiency of leading-edge semiconductor devices. During fiscal 2014 we hired 82 Research &Development employees and by the end of fiscal 2014 approximately 27% of R&D employees had been associated with this advanced packaging development program. We have also continued to focus on enhancing our solution portfolio by introducing six new product offerings, including the APAMATM Chip to Substrate bonder, our first offering in the advanced packaging market.

Compensation Program Overview
Pay-for-Performance:  The Company has an officer compensation program based on the fundamental principle of pay-for-performance. Two metrics were used in fiscal 2014 to capture performance for pay purposes. First, for the Company’s cash-based Incentive Compensation Plan (the “ICP Plan”), the Committee measured performance by comparing operating return on invested capital ("ROIC") to an absolute performance target of 18% operating ROIC, which represents our cost of capital plus a substantial return to compensate for risk. The Company calculates operating ROIC as Operating Income plus (depreciation and amortization), divided by (Total Assets less Current Liabilities). The Company includes only the first $75 million of cash in the calculation, which management considers as the minimum operating cash requirement. Other companies may calculate ROIC differently. When the Company achieves operating ROIC performance consistent with superior ROIC levels, maximum payouts can be earned. Specifically, an achievement of 42% operating ROIC earns a maximum of 200% of target payout, and represents financial performance comparable to the highest reported recent financial performance by a public company in the Semiconductor Capital Equipment industry, as reported and calculated by each company. In fiscal 2014, the business returned a 27.8% operating ROIC as compared to 25.8% in fiscal 2013, with higher net income than in fiscal 2013.
Relative total shareholder return ("TSR"), which captures growth and shareholder value created over a three-year period, is used for performance-based equity awards. Relative total shareholder return is compared to the Philadelphia Stock Exchange Semiconductor Index (the "SOX Index"). The Committee has adopted this program for three primary reasons. First, the Committee sought to better align long-term incentive value for its executives with value created for shareholders, and the Committee believes that total shareholder return relative to the SOX Index provides the best measurement to provide this alignment. Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts. The Committee believes that relative performance measures should eliminate macroeconomic effects (positive and negative) on vesting, which are beyond the executives’ control. Third, both the Company’s total shareholder return and the total shareholder return of the companies in the SOX Index are transparent to shareholders and Company employees and make clear the Company’s link between pay and shareholder value creation.
An executive’s target Total Direct Compensation is set by the Committee at the beginning of each fiscal year. Today we now refresh our peer group based on the prior year’s revenue.
Within our pay for performance program, incentive compensation is fully performance-based, and can range between 0% - 200% of target based on business results. Equity earned, which is by far the largest portion of the CEO’s total compensation, is determined over a three-year period, and is largely based on relative TSR results.
Total Shareholder Return: Shown in the following chart are the Company’s recent three-year relative TSR performance cycles compared to the SOX index. Our most recently completed three-year relative TSR performance cycle was below median at the 44th percentile, after excellent performance results in the two prior three-year performance periods.

Performance Years	K&S Actual 3-Year TSR results	Percentile Ranking of K&S Actual 3-Year TSR results Relative to SOX Peer Group
FY2012 through FY2014	61%	44%-tile
FY2011 through FY2013	77%	75%-tile
FY2010 through FY2012	101%	94%-tile
Fiscal years 2011 and 2012 were periods of strong demand for the Company’s equipment offerings driven in part by a broad industry recovery but also in part due to the fairly rapid initial adoption of the Company’s copper-capable wire bonding products.  During both fiscal years, the improved demand drove strong revenues and enhanced profitability for Kulicke & Soffa, but also may have expedited a replacement cycle for certain customers and reduced demand levels over the subsequent 2013 and 2014 fiscal years.  The management team continues to strengthen the existing product lineup with new product introductions as well as allocating resources towards its Advanced Packaging development program.

As a further perspective on our business performance, the following chart shows our performance versus our current Compensation Peer Group (defined on page 20) along several performance metrics.
The following chart shows our CEO’s 2014 target Total Direct Compensation against the prior year’s Compensation Peer Group and the CEO’s 2015 target Total Direct Compensation against the current peer group.
CEO Pay for Performance: The following graphs compare the Company’s net income and three-year total shareholder return, and the compensation we awarded to our CEO (in Singapore dollars, as the CEO is a Singapore employee) since he joined us in October 2010.
For fiscal 2014 and 2013, the lower corporate net income results as compared to fiscal 2012 and 2011 were due primarily to the lower market demand for ball bonders and heavy wire wedge bonders.
* 3 Year Average TSR based on the 3 years ending with the fiscal year denoted
**Total Direct Compensation consists of base salary, quarterly and annual cash incentives earned, and grant date fair value of equity awards in Singapore Dollars. See the "Summary Compensation Table" for the CEO's compensation in U.S. Dollars.
Performance-Based Cash and Equity Compensation:  The Company’s compensation program has three core elements: base salary, quarterly and annual performance-based cash incentive compensation under the ICP Plan and equity incentives under the Company’s 2009 Equity Plan. Cash incentive compensation is determined primarily by operating ROIC, which excludes cash not required for operating purposes. As noted above, the vesting of performance-based equity is tied to total shareholder return as compared to the companies comprising the SOX Index, measured over a three-year performance period. In general, a significant portion (75% for the CEO and CFO and 50% for other executives) of the equity compensation awarded to our executives under the 2009 Equity Plan is performance-based.
The percentages above were calculated using base salary, quarterly and annual cash incentives, grant date fair value of equity awards, discretionary bonuses, and all other compensation as reported in the “Summary Compensation Table.”

The Committee believes that the Company's compensation program must be competitive in order to attract, motivate and retain high performance executives. The Company’s total compensation program is designed to result in median target pay for median performance, above median pay for exceptional performance and below median pay for low absolute or relative performance, while considering prudent risk-taking to achieve sustainable shareholder value creation.
Say-On-Pay Feedback from Shareholders
Although the say-on-pay voting is non-binding, the Committee and the board of directors value the opinion of the Company’s shareholders and carefully consider the outcome of the vote in their subsequent executive compensation decision-making. For example, in part based on feedback from shareholders, in fiscal 2013, the Committee raised the performance standard and increased the ROIC threshold from zero to 5%, increased the maximum payout metric to 42%, and established an annual performance component to the ICP Plan, which previously was based solely on quarterly performance. At the 2011 annual meeting of shareholders, the Company’s shareholders voted on an advisory basis in favor of holding annual advisory votes on the Company’s executive compensation. Following that vote, the board of directors determined that the advisory vote on the Company’s executive compensation should be held annually.
At the 2014 annual meeting of shareholders, the Committee and the rest of our board of directors were disappointed with the say-on-pay results of 73.0% approval, as compared with the 94.7% approval received at the 2013 annual meeting of shareholders. Therefore, the Committee Chairman reached out to several of our largest institutional shareholders in fiscal 2014, including shareholders that voted both ‘For’ and ‘Against’ the non-binding say-on-pay vote, as well as one leading proxy advisory firm, Glass Lewis (we met with Institutional Shareholder Services the year prior), to listen and seek feedback and suggestions on our pay-for-performance programs.
The following table summarizes the key points of feedback from our shareholder outreach effort, and program responses to this feedback.

What We Heard	What We Did
Compensation Peer Group not reflective of Company size
Given our industry and Company revenue volatility, we historically have used a multi-year perspective on size to avoid unnecessary volatility in our peer group, as well as volatility in our compensation targets. However, given shareholder feedback, we have changed the composition of the peer group to one in which median revenue size is reduced to $547 million, to better align it with the current revenue size of the Company. The change reduces median peer group CEO target Total Direct Compensation by over 20%.

Internal pay inequity between the CEO and other executive officers
Our pay for each executive role is based on market median data. Additionally, we do not have a Chief Operating Officer, which often is a high-paying role. As the compensation peer group has been redefined, and our performance relative to that peer group considered, the CEO’s FY2015 TDC materially reduces the perceived internal pay equity gap.

Lack of disclosure regarding the special CEO equity grant of December 2012	The performance metrics assigned to this grant are strategically sensitive. See further clarification within the CD&A on the strategic rationale for the CEO’s special equity grant on page 30.
Relative TSR vesting commencing at the 25th percentile	Our pay for performance scale is common within our industry. See further clarification within the CD&A on our relative TSR pay for performance scale on page 27.
We believe that our shareholder outreach process strengthened our compensation programs, as well as our understanding of our shareholders’ concerns and the issues on which they are focused. We will continue to make it a priority to ensure that we engage with shareholders in the future.
Goals and Objectives of the Compensation Program
The Committee structures the executive compensation program to reward executives for the Company’s performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest our executive officers, including our named executive officers, in the long-term success of the Company and its shareholders. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.
The Committee evaluates the Company’s compensation program annually to ensure that compensation programs are aligned with the goals of the Company and its shareholders, compensation opportunities provided to key executives are competitive with similarly situated executives in the Company’s industry and geographic territories, and compensation opportunities are motivating executives to take appropriate actions to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes drive shareholder value creation. For fiscal 2014, these performance targets included ROIC, TSR and individual objectives that drive achievement of strategic goals.
Key Compensation Practices
The following table summarizes the key practices that we follow within our total direct compensation program and also those practices we do not follow:

What We Do	What We Don’t Do
Align compensation to median levels with our Compensation Peer Group	No employment agreements (except for international transfers, where certain transfer related terms are specified)
Tie realized pay to performance by setting clear financial goals for the company, business units, and individuals	No stock options and no repricing of underwater options
A majority of the pay of our executive officers is at risk and performance contingent. Base salaries of the Company’s executive officers range between 18% and 46% of total targeted direct compensation	No excise tax gross-ups on change in control provisions, as well as no excessive severance payouts
Fiscal 2014 cash incentive performance measure is ROIC, with targets set after reviewing industry results	No, or minimal, perks
Made changes to cash incentive plan, and Compensation Peer Group, based on input from our 2014 shareholder outreach effort	No supplemental executive retirement plans that provide extra benefits to executive officers
Fiscal 2015 cash incentive performance measures will be complementary measures of Net Income, and Operating Margin, with targets set after reviewing industry performance data	Compensation programs don’t encourage risk-taking that is likely to pose a material adverse impact on the Company
In 2014, changed Peer Group from one with median revenues of $680M, to one with median revenues of $547 million	No loans, or purchases of Company securities on margin
Majority of equity grant for CEO and CFO is performance contingent, based on 3-year TSR relative to the SOX peer group	Do not permit executives and directors to engage in hedging transactions with respect to company equity, nor to pledge or use as collateral company equity to secure personal loans
Have clawback provisions to mitigate risk
Share ownership guidelines for executive officers and directors
Double trigger change-in-control provisions for both cash and equity awards
Roles of the Committee and Management in Compensation Decisions
The Committee is responsible for establishing the Company’s compensation policies, setting base salaries for officers, and reviewing and approving the Company’s cash incentive compensation plans and equity compensation plans for all eligible employees. In fiscal 2014, the Committee consisted of four independent members of the board of directors, namely, Committee Chairman Brian Bachman, Chin Hu Lim, Gregory F. Milzcik, and effective July 1, 2014, Mui Sung Yeo, replacing John O’Steen who retired from the board on February 18, 2014. The Committee establishes the executive officers’ compensation and, on a quarterly and annual basis, reviews the performance of each executive officer. The Committee reviews and approves all newly hired executive employment arrangements, executive severance arrangements, change of control agreements and inducement grants to new executive officers. The Committee annually reviews the Company's performance metrics relative to the market to ensure that they are competitive and support the strategic goals of the Company. The Committee also recommends to the full board of directors the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members.
The Committee consults with the CEO, the Vice President of Human Resources, and the Director, Global Compensation and Benefits, on executive compensation matters. Each year, the CEO, the Vice President of Human Resources and the Director, Global Compensation and Benefits recommend to the Committee base salary levels and target levels for cash incentive payments and equity compensation for each executive officer (other than the CEO). These recommendations are based upon management’s assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future, and by reference to the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key employees. Additionally, the CEO and CFO calculate and recommend incentive compensation targets to the Committee annually. These targets and individual performance objectives provide the basis for cash incentive payments made under the ICP Plan. Each quarter, the CEO recommends a performance “score” of each executive officer’s achievement reflecting his or her individual performance objectives for the prior quarter and recommends to the Committee individual performance objectives for the coming quarter. Similarly, at the end of each fiscal year, the CEO recommends a performance rating for each executive, based on his or her achievement of individual performance objectives for the year. Mr. Guilmart, the CEO, negotiated his own compensation with the Committee before joining the Company in 2010. Under the terms of Mr. Guilmart’s arrangement, his performance targets under the ICP Plan are determined by the Committee after consultation with him. For fiscal 2014, as had been the case in fiscal 2013, Mr. Guilmart’s incentive compensation was based entirely on corporate ROIC performance results. The Committee meets with the CEO each quarter and at year-end to review the other executive officers’ achievement of their individual performance objectives. Individual objectives for the other executives represented 10% of their fiscal 2014 target bonus. Once objectives are scored and the ROIC targets determined, payments attributable to the individual component under the ICP Plan may be adjusted up or down by the Committee to further reflect overall individual performance.

The Committee uses industry and peer group survey data to help in its allocation between short-term and long-term compensation and between cash and equity compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based share awards and can accelerate the “vesting” of certain awards to executive officers. Historically, the Committee has exercised this discretion only in extraordinary circumstances. In fiscal 2014, all awards granted under the 2009 Equity Plan vested in accordance with the applicable performance period or vesting schedule or in accordance with the terms of the applicable equity grant award agreements.
Compensation Consultant
The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. The Committee has retained Radford, an Aon Hewitt company, as an independent consultant on compensation issues. For fiscal 2014, the Committee engaged Radford to provide the Committee peer group analysis, survey data, and counsel on compensation trends and issues. The Committee also regularly consults Radford on individual employment and compensation issues. Management had no role in selecting the Committee’s compensation consultant. In fiscal 2014, Radford received $73,199 for survey data and compensation consulting services to the Committee. In addition, the Company uses Aon for risk management and insurance brokerage services, and Aon received $159,820 for those services in fiscal 2014. The engagement of Aon for risk management and insurance brokerage services is overseen by, and approved by, the Audit Committee of the Company’s board of directors. The Committee reviewed with the Audit Committee the engagements of Aon for risk management and insurance brokerage services and concluded that these engagements do not compromise Radford’s independence as the Committee’s compensation consultant. In its review, the Committee considered that Aon and Radford have structures in place to prevent conflict. For example, Radford employees receive no compensation based on broader Aon sales; their pay is based solely on Radford results; they meet all the criteria that the SEC has established for independence; and the fees that the Company pays are, in the context of both Radford and Aon Hewitt, a fraction of a percent of their revenue.
Design of the Compensation Program
The Company's executive compensation program has two principal components:

•	establishing a targeted total direct compensation (“TDC”) amount for each executive officer that is competitive within the Company's industry and the executive officer's geographic location; and

•	establishing for each individual executive officer an appropriate mix of base salary and performance-based cash and equity incentive compensation.
Total Direct Compensation
The targeted TDC amount for each executive officer is established by the Committee based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions, with the objective that TDC targets are, on average, consistent with median TDC levels as reflected in peer data and industry surveys.
The Committee’s starting point in establishing TDC levels is to determine the appropriate ranges of competitive market compensation so that the Company is able to effectively compete for high performance executives. The Committee does this by analyzing the executive compensation levels at peer companies as well as aggregate market survey data for similarly-sized public semiconductor, capital equipment, and broader high technology companies to form a market composite, and used as its reference point the 50th percentile (median) TDC level for each executive. For Singapore-based roles, when adequate local executive market data is unavailable, market values are derived by applying U.S. pay relationship multiples to Singapore surveys to derive Singapore market pay for executive positions. This analytic process was used for each of the executive officers except the CEO, and the SVP, Global Sales.
As benchmarked against both the Compensation Peer Group data and the supplemental survey data described above, on average, executive officers’ TDC fell within the target range of the median of total direct compensation of the aggregate survey data. No executive officer had TDC in excess of the 75th percentile of their peer group in the Radford surveys.
Peer Group Companies and Comparison Data
Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on a number of factors, including the size of the Company in terms of revenues, net income, market capitalization, and business complexity and the peer group and market data available.
Although the Company is Asia-based and is predominantly staffed with executives who have been based in Asia for many years, our peer and survey companies are principally U.S.-based. This is because most non-U.S.-listed companies are not required to disclose the same level of compensation data as is required of U.S. public companies. As we are mindful that we are a U.S. company listed on a U.S. stock exchange and subject to SEC reporting requirements. Therefore, the

Committee considers benchmarking against peer companies to be a necessary point of reference in determining whether the total targeted compensation opportunity offered by the Company is competitive in the marketplace for its executives.
As a result, the Compensation Peer Group consists primarily of U.S. public companies. The Committee’s analysis with respect to executive compensation decisions is supplemented by available international survey data. In fiscal 2014 the Committee considered the Radford Global Technology Survey, which includes data for Singapore (where the Company is headquartered). The Committee also reviewed Radford survey data covering a composite of data from technology companies with annual revenues between $250 million and $1.0 billion. The average revenue for the Radford survey data is $539 million. The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate data of the Radford surveys. The Committee is aware that the survey data includes data from some of the Compensation Peer Group companies, but is not aware of the identities of any of the other component companies that are included in the surveys. In consultation with Radford, in fiscal 2014 the Committee selected the following peer group of 17 technology companies (collectively, the “Compensation Peer Group”):

Advanced Energy Industries, Inc.	MKS Instruments, Inc.
Brooks Automation, Inc.	Microsemi Corporation
Cabot Microelectronics Corporation	Photronics, Inc.
Coherent, Inc.	Newport Corporation
Entegris, Inc.	PMC - Sierra, Inc.
FEI Company	Silicon Laboratories
GT Advanced Technologies Inc.	TriQuint Semiconductor
Integrated Device Technology, Inc.	Ultra Clean Holdings
Veeco Instruments Inc.
The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies (or non-U.S. companies, where data was available) in the same or similar industries as the Company and were similar to the Company in complexity and size (measured by revenue, number of employees and market capitalization), and because the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executives. In addition, the peer group was compared to the peer groups independently established and utilized by our shareholders and their advisors to improve alignment. The Compensation Peer Group resulting from our fiscal 2014 review was altered from the fiscal 2013 review by removal of four companies because they exceeded the size similarity of the Company: Cree, Inc., JDS Uniphase Corporation, Teradyne, and Skyworks Solutions, Inc. Additionally, two companies were lost due to acquisition: Cymer, and ATMI, and II-VI was removed due to a different business model. The five companies that were added and reflected similar size and complexity features were: GT Advanced Technologies Inc., Newport Corporation, PMC-Sierra, Inc., Microsemi Corporation, and Silicon Labs.
The Compensation Peer Group that the Committee used for compensation benchmarking in fiscal 2014 was different from the peer group included in the stock performance graph in the Company’s 2014 Annual Report to Shareholders on Form 10-K (the “Stock Performance Peer Group”). The Stock Performance Peer Group consists of companies with which the Company’s stock performance reasonably can be compared due to the markets served, without regard to size of the companies or whether they are competitors with the Company for executives.
Elements of Compensation
An executive's targeted TDC in 2014 was generally comprised of the following elements:

Element	Description	Objective
Base salary	Fixed cash salary reflecting executive's roles and responsibilities.	Provide basic level of compensation and stable source of income; and
Recruit and retain executives.

Cash incentive plan	Rewards business performance; based on ROIC and funded only if the Company has positive net income for the quarter (or for the year).	Align executive compensation with Company financial performance.

Equity incentive awards	Performance-based awards based on the Company's ranking of total shareholder return relative to the SOX Index over a defined period; and	Align management's interests with shareholders' interests;
	Time-based awards vesting over a defined period.	Promote long-term strategic and financial goals;
Recruit new executives; and
Retain executives through stock price value and appreciation.
The Committee selected these elements because it believed each was a necessary compensation element to help drive the achievement of the objectives of its executive compensation program: motivating executives to achieve both short-term and long-term goals to create shareholder value while considering prudent risk taking; aligning the executives’ and shareholders’ interests; and attracting and retaining high performance executives. In setting compensation levels for each executive officer, the Committee considered each element of compensation, the compensation package as a whole and the executive’s achievements and expected future contributions to the Company’s business, in light of available peer group and other data.
Base Salaries
The Committee believes that it must provide a competitive level of base salary in order to attract and retain its executives. In determining base salaries, the Committee considers a number of factors, including the executive’s roles and responsibilities, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, employment location, and potential for driving the Company’s success in the future. The Committee also considers the median base salaries in the Compensation Peer Group and survey data discussed above for comparable positions and experience. If insufficient local market data is available, then the Committee also considers local salary progressions and their relationship to the salary progressions derived from available market data from U.S. public companies. The Committee also analyzes executive pay against competitive market data and makes pay decisions within the local currency in which the executive is paid. Specifically, each of the named executive officers are paid, and have their compensation values managed by the Committee, in Singapore dollars.
The Committee has not assigned any specific weightings to the factors discussed above. In certain instances, the Committee has negotiated base salaries directly with executives, such as when negotiating with new hires or when arranging for the relocation of executives to the Company’s headquarters in Singapore. For example, when Mr. Guilmart joined the Company, the Committee negotiated his base salary directly with him (see “Chief Executive Officer Compensation” on page 30). The Committee also oversaw the negotiations regarding, and approved Mr. Chou’s base salary in connection with his hiring in 2010, Mr. Yih Neng Lee’s total direct compensation package in connection with his hiring in 2013, Ms. Irene Lee’s total direct compensation package in connection with her hiring in 2012, and Mr. Sood’s base salary in connection with his relocation to Singapore effective in 2013 (see “Expatriate and Other Compensation” on page 31 and “Employment Agreements” on page 36). Effective January 1, 2014, the Committee approved increases in base salary for Messrs. Guilmart, Chou, Sood, and Ms. Lee, of 4%, 6%, 6% and 3%, respectively. Additionally, on April 1, 2014 Ms. Lee was promoted to SVP, Global Operations and Chief Quality Officer from VP, Chief Quality Officer. Her salary increase commensurate with this promotion was 10.6%. The Committee approved these increases based on the performance of these executive officers and to more closely align their base salaries to the competitive market base salaries.
Effective January 1, 2015, the Committee has approved base salary increases for certain executive officers. Messrs. Chou, Lee, Sood, and Ms. Lee will receive increases of 4%, 3%, 10%, 3% respectively. The Committee approved these increases based on the performance of the executives, and to more closely align their base salaries to the median salaries of the comparable market. Mr. Guilmart’s salary in 2015 will remain constant at the 2014 level.

Cash Incentive Plan
The Company’s ICP Plan was originally a quarterly cash incentive plan that the Committee adopted in August 2005. Commencing in fiscal 2013, an annual performance component was added. The Company’s cash incentive program is designed to align executive pay with financial performance. Each quarter, a cash award pool under the ICP Plan is funded only if the Company has positive net income for the quarter. Each executive officer is eligible to receive up to four quarterly payments and an annual payment under the ICP Plan based on a targeted percentage of annual base salary. The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. These target percentages are generally set by the Committee based on its assessment of market median target incentive percentages within the Compensation Peer Group and industry surveys.
For fiscal 2014, the target annual cash incentive percentages were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Mr. Guilmart	100%
Mr. Chou	95%
Mr. Lee	65%
Mr. Sood	60%
Ms. Lee *	55%
* Ms. Lee's target increased from 45% to 55% effective April 1, 2014 coincident with her promotion to SVP, Global Operations and Chief Quality Officer.
Fiscal 2014 Performance Goals
Under the fiscal 2014 ICP Plan, each quarter’s total incentive pool, as well as the incentive pool attributable to annual results, was established based on actual operating ROIC performance. Operating ROIC was included as a performance metric because the Committee believed that it was a measure of management’s efficient use of available capital and was correlated with shareholder value creation.
The Company calculates operating ROIC as follows:

Operating Income + (Depreciation and Amortization)
Total Assets less Current Liabilities (1)

(1)	Only the first $75 million of cash was used for the ROIC calculation, which management estimates as the Company's minimum operating cash requirement. Other companies may calculate ROIC differently.
The Committee periodically reviews the operating ROIC target. For fiscal 2014, the operating ROIC target remained at 18%, the same level as for fiscal 2013. In fiscal 2013 the performance standards were increased, and the maximum level of operating ROIC to be attained for generating payouts was increased to 42% after a review by the Committee of the historical ROIC performance attained by certain competitors and the Company’s recent performance. Additionally, a minimum threshold level of 5% achievement was implemented, below which no payouts will be generated. These performance standards were retained for fiscal 2014.
The operating ROIC target and maximum levels of achievement were set after reviewing the historical ROIC results of those peer companies believed to be top financial performers in related markets and of significant size. Target operating ROIC was set to provide a return of cost of capital plus a risk premium. It is not based on budgeted or forecast performance, but rather absolute performance that was intended to drive shareholder value. When the Company does not generate profits, we do not pay incentive compensation; likewise, when the Company achieves operating ROIC performance consistent with historical industry-leading ROIC levels, executives can earn maximum payouts.
Funding of the incentive pools based on Company operating ROIC performance for each quarter and for the annual component for fiscal 2014 was based on the following payout scale:

	ROIC Results	Payout
Maximum	42%	200%
	38%	183%
	34%	167%
	30%	150%
	26%	133%
	22%	117%
Target	18%	100%
	15%	84%
	12%	68%
	9%	52%
	7%	41%
Minimum Threshold	5%	30%
Under this payout scale, 18% operating ROIC would result in payout at 100% of the target. Operating ROIC performance below the minimum threshold of 5% would result in no incentive pool funding. In that situation, management would retain discretion to allocate discretionary bonuses to top performing employees at a limited amount per year. This provision is mostly applicable to key engineering talent and is not available to executive officers.
In fiscal 2014, the Company achieved increasing net income and operating ROIC achievement over the four quarters, and exceeded the operating ROIC target in the last two quarters. For the full year, operating ROIC exceeded target, and thus the annual component to the incentive plan generated awards higher than their targets. The combined payouts over the full fiscal year exceeded their targets. In fiscal 2014, all incentive payments to executives under the ICP Plan were made in accordance with this payout scale.
The Committee believes that the ICP Plan is a strong element that supports a high performance culture that fosters both a quarterly and annual individual and business focus, which is complemented by the longer-term focus of the Company’s 2009 Equity Plan, as discussed in the following section.
For fiscal 2014, incentive payments were allocated to executives from the ICP pool based on the following performance dimensions and weightings:

Executive	Company ROIC	Individual Performance
Mr. Guilmart	100%	0%
Mr. Chou	90%	10%
Mr. Lee	90%	10%
Mr. Sood	90%	10%
Ms. Lee	90%	10%
For fiscal 2014, the Committee established individual performance goals, and their weightings, for the executives (other than Mr. Guilmart, as noted above) that reflected their respective roles and responsibilities, and the Company's overall business objectives of growth, increasing profitability, new product launches and product development, and operating execution.
Examples of individual objectives for these executive officers include achieving revenue targets; product launches; product development milestones; shipments; and productivity improvements.
Operating ROIC and quarterly and annual incentive payments to executives under the ICP Plan in U.S. dollars for fiscal 2014 were as follows:

	Q1	Q2	Q3	Q4	Annual Component	Total
Income from Operations (in USD 000s)	$(2,208)	$10,111	$31,584	$37,497	$76,984

ROIC Percentage	1.2%	19.6%	49.5%	51.0%	27.8%

Payout as a % of Target	—%	106.8%	200.0%	200.0%	141%

Mr. Guilmart	$—	$148,555	$280,134	$274,663	$193,637	$896,989
Mr. Chou	$—	$77,878	$148,505	$146,339	$104,619	$477,341
Mr. Lee	$—	$44,363	$83,657	$82,023	$59,107	$269,150
Mr. Sood	$—	$32,284	$60,878	$59,689	$42,629	$195,480
Ms. Lee	$—	$27,197	$69,702	$68,133	$49,153	$214,185
The amounts paid to Messrs. Guilmart, Chou, Lee, Sood and Ms. Lee under the ICP Plan, in Singapore dollars, were based on their Singapore dollar base salaries. The amounts in the above table reflect the equivalent U.S. dollar value earned under the ICP Plan, based on the conversion rate in effect at the end of each applicable fiscal quarter.
The amounts paid to Messrs. Guilmart, Chou, Lee, Sood, and Ms. Lee in Singapore dollars, based on the conversion rate in effect at the end of each applicable measurement period, were as follows:

Name		Q1		Q2		Q3		Q4		Annual Component		Total
Mr. Guilmart	SG$	—	SG$	186,957	SG$	350,140	SG$	350,140	SG$	246,849	SG$	1,134,086
Mr. Chou	SG$	—	SG$	98,010	SG$	185,616	SG$	186,553	SG$	133,368	SG$	603,547
Mr. Lee	SG$	—	SG$	55,831	SG$	104,563	SG$	104,563	SG$	75,350	SG$	340,307
Mr. Sood	SG$	—	SG$	40,629	SG$	76,091	SG$	76,091	SG$	54,344	SG$	247,155
Ms. Lee	SG$	—	SG$	34,227	SG$	87,120	SG$	86,856	SG$	62,660	SG$	270,863
The terms of the ICP Plan allow the Committee to exercise discretion to increase payments under the ICP Plan in order to reflect individual performance and other factors.
For more information on Mr. Guilmart’s compensation for fiscal 2014, see the discussion under the heading “Chief Executive Officer Compensation.”
Changes to the ICP Plan for Fiscal 2015
Working with Radford to review competitive incentive plan design within the technology industry, the Committee noted that over 75% of plans include two or more performance measures, with net income being the most prevalent. Net income is transparent, easily understood and communicated, and reflects both profitability and growth. After considering the Company’s strategy over the next few years, as well as market practice, the Committee decided to replace ROIC as the sole performance measure with two new, complementary performance measures, namely, net income, and operating margin %. Operating margin % is defined as operating income divided by revenues, and is an effective complement to net income, as it reflects operating efficiency. Each of these measures will be equally weighted at 50% and, in combination, will fund the ICP pool, and result in the corporate payout percent. The performance target for these two measures have been developed after analysis of above industry median results, as well as what would be required to deliver a value generating return on capital.
Long-Term Equity Incentive Compensation
Overview
The Committee believes that the Company’s equity incentive program aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to market performance that correlates with long-term shareholder value creation. Executive officers typically receive annual equity incentive grants under the 2009 Equity Plan in the first quarter of the fiscal year.
Equity award types are either time-based restricted stock unit awards (“RSUs”), which have a more predictable value and are efficient for attraction and retention, or performance-based share unit awards (“PSUs”), which provide high incentive value. The Committee believes that awards to the CEO and the CFO should be heavily weighted toward performance-based awards. The allocation of performance-based to time-based equity awards generally is as follows:

Position	Performance-based	Time-based
CEO	75%	25%
CFO	75%	25%
Other Executives	50%	50%
In addition, newly hired executive officers may receive sign-on grants, if approved by the Committee. For example, Mr. Lee received a sign-on grant in 2013 pursuant to the terms of his offer letter. The Committee also retains the discretion to grant special equity incentive awards for incentivizing the accomplishment of a key strategic objective or for retention purposes, in addition to annual awards, which typically are made in October. For example, in fiscal 2013, Mr. Guilmart received a special grant of PSUs, the vested value of which will be contingent upon the achievement of growth objectives associated with the Advanced Packaging business. For more information on Mr. Guilmart’s special performance-based equity grant, see the discussion under the heading “Chief Executive Officer Compensation.”
Statement of Practice
The Company has adopted a Statement of Practices for equity grants, which defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company's equity incentive plans. It includes the following:

1.	Eligibility for awards is limited to those full time individuals employed by the Company or a direct or indirect subsidiary of the Company.

2.
Subject to Paragraph 4 below, awards are only made annually. Annual awards (other than with respect to the CEO) are made by the Committee based on recommendations made by the Company’s management which are reviewed by the Committee.

3.
Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held in October, although sometimes grants have been made later, for instances, to provide the Committee with additional time to review management recommendations.

4.
Inducement grants to newly hired executives and officers require specific pre-approval by the Committee. The Committee has delegated authority to the CEO to approve inducement equity awards for newly hired employees (not officers) that are consistent with market data that has been approved by the Committee. In addition, the CEO may recommend to the Committee promotion and/or retention grants during the year for key employees. The total number of shares authorized for use by the CEO for this purpose during the fiscal year is set at the Committee’s October meeting.

5.
All exercises of previously granted, outstanding stock options are made through the Company’s stock plan services provider. Employees may “exercise and hold,” initiate a cashless exercise, or pay for the exercise by a “swap” of currently owned shares, subject to the terms of the relevant equity award plan. The Company does not provide loans or facilitate loans for the exercise of stock options.

The number of equity awards granted to each participant (other than the CEO) is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to the Company’s future success and award values for executives in the peer companies, as approved by the Committee. Any award to the CEO is based on the Committee’s evaluation of the same factors. The extent of existing non-vested equity awards or stock ownership is not generally considered in granting equity awards, except that the Company sometimes grants an initial round of equity awards to newly recruited executives. Initial equity awards are intended to induce executives to join the Company, to replace equity compensation that may have been forfeited at the executive’s prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment. For executives who relocated to Asia as a result of the transition of the Company’s headquarters to Singapore, the Committee has worked with Radford and the CEO to create a balanced compensation package, including equity compensation, that reflects the specific circumstances of the executive’s assignment (for example, the duration of the assignment) and that induces the executive to relocate. The reason for the disparity in values between the grant of the CEO and those of the other executive officers is that, unlike most other companies, we do not have a Chief Operating Officer to whom the market would generally provide sizable awards.
On October 8, 2013, the Committee granted PSUs and RSUs to certain eligible employees and executive officers for fiscal 2014. The amounts of PSUs and RSUs awarded to the Company's named executive officers were as follows:

	Performance-Based Stock	Time-Based Stock
	(PSUs)	(RSUs)
Mr. Guilmart	162,338	54,113
Mr. Chou	53,225	17,742
Mr. Lee	21,290	21,290
Mr. Sood	12,419	12,419
Ms. Lee	16,736	16,736
RSUs granted in fiscal 2014 vest in equal installments on each of the first three anniversaries of the grant date, provided the recipient remains continuously employed through each vesting date. If the recipient is involuntarily terminated without “Cause” (as defined in the 2009 Equity Plan), the Committee may, in its sole discretion, accelerate the vesting of a pro rata portion of the RSUs, which would otherwise vest on the next anniversary of the grant date. The pro rata portion, if any, is calculated based on vesting months measured from the day of the month on which the grant was made to the corresponding day of each succeeding month. The vesting date, if any, for this purpose is the date of the Committee’s decision to accelerate vesting. There is no entitlement to accelerated vesting, and the Committee expects to exercise such discretion only in limited and special circumstances. If an officer terminates employment for any other reason, any unvested RSUs are forfeited.
The vesting of PSUs granted in fiscal 2014 is tied to total shareholder return relative to the companies comprising the SOX Index, measured over a three-year performance period. These are “market-based awards” for accounting purposes. The three-year performance period for the PSUs granted in fiscal 2014 will end in October 2016 and between 0% and 200% of the PSUs will be earned and vest based on the following scale:

(1)
The payout scale above shows PSU vesting percentages at percentile performance points from the 25th or less percentile to the 99th percentile. Actual vesting of PSUs will be expressed as a full percentage point ranging from 0% to 200% with interpolation between the points in the above graph.

This scale is consistent with the majority of TSR based plans in our industry. It provides below market pay opportunity for below market performance, but the Company has to outperform the market in order for the executives to earn more than median compensation, continuing to link pay for performance.

If an executive retires, dies, becomes disabled, or is involuntarily terminated without “Cause” (as defined in the 2009 Equity Plan) before the end of the three-year performance period, the Committee may, at its discretion, accelerate the vesting of a pro rata portion of the PSUs based on the participant’s length of employment during the performance period, to the extent the performance goals are met through the end of the performance period.
The fiscal 2014 PSUs are designed to incent the Company’s executives to generate shareholder returns in excess of the median total shareholder returns generated by the companies in the SOX Index. The target awards were set using composite Radford survey data, as discussed beginning on page 20, for comparable technology and semiconductor companies, and taking the average of the median awards at such companies with median revenues of between $250 million and $1 billion, and are designed to achieve target payout aligned with the median total shareholder return of these companies. If, however, the Company generates above-median total shareholder returns compared to the total shareholder returns generated by the companies in the SOX Index, the awards are designed to result in a vesting payout of above-target equity compensation.
Vesting of Performance-Based Equity Awards
For the most recent three year performance period, from October 3, 2011 through September 27, 2014 for PSUs granted in fiscal 2011, Company performance resulted in a TSR of 61.06%, which ranked 10th out of 17 peer companies (the 44th percentile), resulting in a vesting percentage of 88%. The following graph shows three-year total shareholder returns for the periods ending in fiscal years 2012, 2013, and 2014, our relative performance versus the SOX index, as well as the vesting percentages:

Equity Ownership Guidelines for Executives
The Committee has adopted stock ownership guidelines for the Company’s executive officers to more closely align the interests of the executive officers with those of the Company’s shareholders. These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The guidelines apply to the Company’s common shares owned outright by the executives, including shares held in 401(k) accounts, as well as vested RSUs and PSUs. The Committee recommends that executive officers achieve these stock ownership levels within five years. Messrs. Chou and Sood have achieved their guideline ownership levels. Ownership levels and progress towards the guidelines over the five-year period are reviewed annually by the Committee. No current executive with at least five years in the position fails to meet the guideline.

Position	Requirement
CEO	3x base salary
CFO	2x base salary
Other Executive Officers	1x base salary

Compensation and Risk
In fiscal 2014, the Committee performed a risk assessment of the Company’s incentive compensation programs. The Committee reviewed the Company’s compensation practices for their unintended potential effects on the primary risks identified to the Committee by the Company’s management in its 2014 enterprise risk assessment processes. The Committee’s compensation risk assessment also considered risks to the success of potential strategic initiatives under consideration by management and the board of directors and also evaluated whether the Company’s compensation practices could potentially create new risks. After evaluating the structure of the Company’s compensation programs and, in particular, the appropriate levels and metrics for incentive opportunities, the Committee concluded that the programs do not encourage risks that could reasonably be considered excessive or unnecessary. The Committee believes that base salaries, the guaranteed portion of total targeted compensation, are competitive in the marketplace and also constituted the appropriate percentage of total compensation. In fiscal 2014, base salaries of the Company’s executive officers (other than the CEO) generally comprised between 21% and 32% of total targeted compensation, which the Committee believed was sufficient to balance the Company’s objectives of rewarding performance without encouraging excessive risk. In addition, the Company’s equity compensation program seeks to focus executive officers on the long-term interests of the Company through awards of performance-based shares and time-based shares that vest over multi-year periods. The Company’s stock ownership guidelines are also intended to discourage executive officers from focusing on short-term results without regard for longer-term consequences. The Company’s recoupment or “clawback” policy, described below, expressly provides that the Company can cancel or “clawback” incentive compensation if the basis upon which it was paid is later shown to be materially inaccurate. Finally, severance payments to executives are not payable if the executive is terminated for “cause.” The Committee believes that the combination of compensation elements in the program, and the related Company policies, provide executive officers with appropriate incentives to create long-term, sustainable value for shareholders, while taking thoughtful and prudent risks to grow the value of the Company.
Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between rewarding high performances without encouraging excessive risk as the Company’s business evolves. The Committee works with management to continuously identify opportunities to adjust the Company’s compensation programs to recruit and retain qualified executives while aligning the interests of executives with the Company’s long-term performance. The following table summarizes the Committee's risk assessment of the incentive compensation program.

Risk Mitigating Factors	Comments
Cash Incentive Award Cap	Avoids potential windfall circumstances; limits excessive risk taking behavior
Multiple Performance Factors across the Cash and Equity Programs	Avoids risk of focusing on only one aspect of performance by incentivizing a balanced perspective on performance
Annual Review of Targets and Opportunity	Ensures compensation is properly aligned with current market median levels
Clawback Feature	Mitigates risk of inappropriate behavior
Range of Awards	Avoids risk of “all or nothing” mentality
Share Ownership Guidelines	Discourages focus on short-term results without regard for longer term consequences
Multi-year Vesting Schedule	Focuses executive officers on the long-term interests of the Company and shareholders
No Severance if Termination is for “Cause”	Discourages potential for inappropriate behavior
Policy on Recovery of Previously Paid Executive Compensation (“Clawbacks”)
In December 2009, the Committee adopted a recoupment or “clawback” policy regarding the recovery, under certain circumstances, of executive compensation, including cash incentive compensation, stock-based awards, performance-based awards and any other form of compensation under the Company’s incentive compensation plans that are based on performance targets relating to the financial results of the Company. The policy applies to the Company’s executive officers and to the Company’s controller. In accordance with the recoupment policy, if the board of directors or the Committee determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statements, the board of directors or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The board of directors or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award to such officer was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the recoupment policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act. The Company did not seek to recoup any payments under this policy in 2014, as the Company determined that no applicable misconduct took place.
Chief Executive Officer Compensation
The Committee generally uses the same factors in determining the compensation opportunity of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Compensation Peer Group and the market median survey data described beginning on page 20 as a starting point for determining competitive compensation. The Committee further considers relevant conditions in the Asian and specifically the Singapore market. The Committee then establishes Company performance objectives for the CEO and periodically assesses the performance of the CEO in consultation with the independent directors.
Mr. Guilmart joined the Company as President and Chief Executive Officer of the Company on October 1, 2010. Pursuant to an offer letter, dated August 6, 2010, that sets forth his compensation, Mr. Guilmart received an annual base salary in Singapore dollars in an amount equal to US$615,000, converted to Singapore dollars using the 30-day average exchange rate on the date of his employment letter. This resulted in a base salary of SG$841,689, which remained fixed from fiscal 2011 through fiscal 2013. Effective January 1, 2014, the Committee approved a base salary increase of 4% for Mr. Guilmart, bringing his new salary to SG$875,350. His salary for 2015 will remain fixed at this level.
Also pursuant to his offer letter, Mr. Guilmart is eligible to receive a bonus of up to 200% of his base salary (100% is his annual target level) based on the achievement of the Company’s 2014 ROIC target. The Committee was entitled to use discretion to amend the ROIC derived accrued bonus, but did not alter the resultant payout in fiscal 2014. The Committee was entitled to use this discretion based on Mr. Guilmart's achievements against such goals as (1) continuing to evolve and build consensus on the strategic direction of the Company, (2) growing the capacity and potential of the Company, (3) improving the time to market and effectiveness of new products and (4) improving operating productivity. See “Cash Incentive Plan” on page 23.
Although not formulaically driving his cash incentive, the Committee established the following key fiscal 2014 performance objectives for Mr. Guilmart:
•execution on strategy;
•deployment of business excellence (total quality management, or TQM) across all functional areas;
•maximization of operational efficiency and flexibility through the business cycle;
•advancement of our Advanced Packaging strategy; and
•management risk assessment and succession planning.
Mr. Guilmart’s offer letter also provides for continuation of his Association de Services des Français de l’Etranger (“ASFE”)-Mobility Benefit Plan, a worldwide benefit plan for individuals living or working abroad.
Mr. Guilmart negotiated his compensation arrangements with the Committee. The Committee took into account Mr. Guilmart’s experience, record of achievements as a chief executive and in the semiconductor industry, marketplace data concerning chief executive officers of similarly sized companies, and Mr. Guilmart’s compensation at his prior company. The Committee also determined that the mix of base pay, cash incentive compensation and equity compensation, as well as the incentive compensation metrics, do not subject the Company to excessive and unnecessary risk. The Company believes Mr. Guilmart’s compensation is fair in light of his experience and performance and as compared to the Company’s historical compensation peer group. The Company also entered into a Change of Control Agreement with Mr. Guilmart on the terms described below on page 41. Mr. Guilmart also is subject to the Company’s Executive Plan and the Company’s “clawback” policy.
In consideration of the importance of the Company’s Advanced Packaging solution products to generate long-term value for shareholders, during fiscal 2013, the Committee granted to Mr. Guilmart a special equity incentive award of 57,484 PSUs. The vesting of these PSUs is tied to the performance, measured over three- and five-year performance measurement periods, of the Company’s Advanced Packaging business, and other new, non-core businesses, specifically the cumulative increase in revenues of these opportunities. The PSUs will vest in equal installments on the third (December 2015) and fifth (December 2017) anniversaries of the grant date at between 0% and 200% based on achievement of these performance goals. The SEC does not require prospective disclosure of targets, and as these revenue targets are confidential and would reveal sensitive aspects of our business strategy and performance expectations, we do not make such information public prospectively. We expect to disclose both the targets and achievement levels at each vesting milestone. If Mr. Guilmart is involuntarily terminated without cause, the Committee may, at its discretion, accelerate the vesting of a pro rata portion of the PSUs based on his length of employment during the performance period, to the extent his performance goals are met for that performance period. The pro rata portion will be calculated based on vesting months as measured from the day of the month on which the grant was made to the corresponding day of each succeeding month.
The following graph shows the actual amounts of Mr. Guilmart’s compensation in fiscal 2011, 2012, 2013, 2014 and 2015 (for fiscal 2015, target compensation is used) in terms of base salary, equity incentive compensation, non-equity incentive compensation, bonus, and other compensation, in Singapore dollars:

Singapore $(000)
$8,000
$6,000
$4,000
$2,000
$-
$6,290
$478
$1,167
$1,595
$2,208
$842
$6,774
$187
$1,438
$4,307
$842
$6,368
$83
$1,086
$4,357
$842
$5,549
$38
$1,134
$3,510
$867
$3,803
$-
$875
$2,053
$875
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015 (Target)
All Other
Bonus
Non-Equity Incentive Plan
Stock Awards
Salary

Tax and Accounting Considerations
The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), which limits the deductibility of compensation in excess of $1,000,000 paid to certain executive officers of public companies, unless the compensation qualifies as “performance-based” compensation under the Code. While reserving the right of the Company to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.
Expatriate Agreements
Historically, the Company generally has not entered into expatriate agreements with its executives. In connection with the Company establishing its headquarters in Singapore, the Company hired new executives, including Mr. Guilmart, Mr. Chou, Mr. Lee, and Ms. Lee. The Company also relocated other executives, including Mr. Sood, to Singapore. In light of these new-hire and relocation arrangements, the Committee approved, in limited instances, agreements with certain executives when appropriate to recruit or retain qualified executives. Mr. Guilmart’s offer letter is described above, and the respective agreements for Messrs. Chou, Lee, Sood and Ms. Lee are described beginning on page 36.
Expatriate and Other Compensation
Executive officers do not generally receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain transitional relocation benefits, when appropriate, to retain talented executives and to assist in the transition of certain executives and their families to the Company’s new headquarters in Singapore. For example, Mr. Sood has been transferred to Singapore and received relocation benefits. The Committee also has approved certain relocation benefits, when appropriate, to recruit new executives. In connection with each of the hiring of Mr. Guilmart as CEO and Mr. Chou as CFO, relocations to Singapore were necessary, and the Company paid certain relocation benefits to each executive. In determining these relocation, expatriate and hiring arrangements, the

Company and each executive negotiated the specific compensation arrangements that the executives would receive. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. The Committee believes that their compensation is aligned with the Company’s executive compensation program in terms of base salary, cash incentive and equity awards. For example, bonuses are tied to a percentage of base salary consistent with the ICP Plan, the executives are subject to the Company’s severance plans, and performance-based equity grants are determined under the same metrics as other executives’ grants. These benefits are described below in a footnote to the “Summary Compensation Table” on page 34. The Company believes that these benefits are critical to its ability to hire and retain talented executives.
The amounts shown in the “Summary Compensation Table” under the heading “Other Compensation” also include the value of Company matching contributions to Mr. Sood’s U.S.-based 401(k) account during his U.S. employment, and the taxable value of certain of his life insurance benefits. The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches in cash up to 4% or 6% of an employee’s contributed amount, based on years of service.
Foreign Currency Considerations
Company executive officers are compensated in local currency reflecting the primary home country location of their employment. Each of the executive officers is paid in Singapore dollars as they are based in Singapore, although the base salaries upon hire for Mr. Guilmart and Mr. Chou were initially set in U.S. dollars, then converted to Singapore dollars using the 30-day average exchange rate in effect on the date of their respective offer letter or letter agreement. Since then, their salaries and total compensation have been managed in local currency Singapore dollars. Mr. Lee’s and Ms. Lee’s base salary, and total compensation, were determined in Singapore dollars upon hire, and will continue to be managed in Singapore dollars going forward. Upon Mr. Sood’s relocation to Singapore on January 1, 2013, his base salary, and total compensation package were derived based on a Singapore market competitive level, and will be managed in Singapore dollars going forward. Mr. Guilmart and Mr. Chou receive cash incentive payments under the ICP Plan in Singapore dollars. Mr. Sood received ICP payments in Singapore dollars commencing with his relocation, or January 2013. For the purpose of the “Summary Compensation Table” on page 34 only, the Singapore dollar base salary amounts paid in fiscal 2014, 2013 and 2012 to each executive officer have been translated from Singapore dollars actually received into U.S. dollars using the average conversion rate for fiscal 2014 of $1.2561, for fiscal 2013 of $1.2418 and for fiscal 2012 of $1.2661, respectively. For purposes of the below tables, stock award amounts represent the grant date fair values and have been converted from U.S. dollars into Singapore dollars using the applicable conversion rate on the grant dates. The following tables reflect the amounts paid to the respective officers in Singapore dollars and the amounts reported in the “Summary Compensation Table.” The below tables should be read in connection with the “Summary Compensation Table,” which includes footnote disclosure relevant to the amounts listed below:

Three-Year Compensation - Singapore Dollars

Name	Fiscal	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)	(SG $)
Bruno Guilmart	2014	866,935	—	3,510,116	1,134,086	38,092	5,549,229
	2013	841,689	—	4,357,066	1,086,486	83,053	6,368,294
	2012	841,689	—	4,307,391	1,437,568	187,351	6,773,999
Jonathan Chou	2014	485,925	18,842	1,150,849	603,547	82,998	2,342,161
	2013	450,213	—	1,651,476	559,795	157,243	2,818,727
	2012	396,627	61,460	1,403,148	444,067	184,477	2,489,779
Yih-Neng Lee (1)	2014	405,000	—	660,577	340,307	34,775	1,440,659
	2013	33,750	—	—	—	208,008	241,758
	2012	—	—	—	—	—	—
Deepak Sood (2)	2014	313,500	25,122	385,332	247,155	299,167	1,270,276
	2013	292,863	621	287,921	220,097	302,359	1,103,861
	2012	—	—	—	—	—	—
Irene Lee (3)	2014	376,045	—	521,984	270,863	11,900	1,180,792
	2013	330,516	24,836	237,659	202,186	13,301	808,498
	2012	42,261	—	—	—	59,500	101,761

(1)Mr. Lee was not employed by K&S until September 2, 2013.
(2)Mr. Sood began his assignment in Singapore in FY2013. All prior year compensation was in USD and is indicated on the following table.
(3)Ms. Lee was not employed by K&S until August 15, 2012 and therefore did not receive equity awards in FY2013.
Three-Year Compensation - U.S. Dollar Equivalent

Name	Fiscal Year	Salary (U.S. $)	Bonus (U.S. $)	Stock Awards (U.S. $)	Non-Equity Incentive Plan Compensation (U.S. $)	All Other Compensation (U.S. $)	Total (U.S. $)
Bruno Guilmart	2014	690,180	—	2,808,992	896,989	30,325	4,426,486
	2013	677,812	—	3,547,309	867,006	66,882	5,159,009
	2012	664,788	—	3,372,262	1,142,882	138,349	5,318,281
Jonathan Chou	2014	386,852	15,000	920,974	477,341	66,077	1,866,244
	2013	362,556	—	1,341,900	446,552	126,919	2,277,927
	2012	313,267	50,000	1,098,526	353,216	146,411	1,961,420
Yih-Neng Lee(1)	2014	322,427	—	528,631	269,150	27,685	1,147,893
	2013	27,178	—	—	—	166,961	194,139
	2012	—	—	—	—	—	—
Deepak Sood	2014	249,582	20,000	308,363	195,480	238,078	1,011,503
	2013	235,841	500	236,175	175,396	243,803	891,715
	2012	197,802	—	185,175	155,501	12,930	551,408
Irene Lee(2)	2014	299,375	—	416,184	214,185	9,474	939,218
	2013	266,159	20,000	193,109	161,334	10,657	651,259
	2012	33,379	—	—	—	46,994	80,373

(1)	Mr. Lee was not employed by K&S until September 2, 2013.

(2)	Ms. Lee was not employed by K&S until August 15, 2012.

SUMMARY COMPENSATION TABLE
For a discussion of the Management Development & Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion & Analysis” beginning on page 14 of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Bruno Guilmart	2014	690,180	—	2,808,992	896,989	30,325	4,426,486
President and CEO	2013	677,812	—	3,547,309	867,006	66,882	5,159,009
	2012	664,788	—	3,372,262	1,142,882	138,349	5,318,281
Jonathan Chou	2014	386,852	15,000	920,974	477,341	66,077	1,866,244
Senior Vice President, CFO and Chief Information Officer	2013	362,556	—	1,341,900	446,552	126,919	2,277,927
	2012	313,267	50,000	1,098,526	353,216	146,411	1,961,420
Yih-Neng Lee	2014	322,427	—	528,631	269,150	27,685	1,147,893
Senior Vice President, Global Sales and Service	2013	27,178	—	—	—	166,961	194,139
	2012	—	—	—	—	—	—
Deepak Sood	2014	249,582	20,000	308,363	195,480	238,078	1,011,503
Vice President, Engineering	2013	235,841	500	236,175	175,396	243,803	891,715
	2012	197,802	—	185,175	155,501	12,930	551,408
Irene Lee	2014	299,375	—	416,184	214,185	9,474	939,218
Senior Vice President, Global Operations & Chief Quality Officer	2013	266,159	20,000	193,109	161,334	10,657	651,259
	2012	33,379	—	—	—	46,994	80,373

(1)
Compensation for Messrs. Guilmart, Chou, Lee, Sood, and Ms. Lee from January 1, 2013 onward, for fiscal years 2014, 2013, 2012 has been converted from Singapore dollars into U.S. dollars using the average conversion rates of $1.2561, $1.2418, and $1.2661 respectively. Mr. Sood's compensation for fiscal year 2012 and the first fiscal quarter of 2013 was paid in U.S. dollars. For a comparison of the amounts actually paid to Mr. Guilmart, Mr. Chou, Mr. Lee, Mr. Sood and Ms. Lee in Singapore dollars and the amounts reflected in the above table in U.S. dollars, see the tables provided in the “Compensation Discussion & Analysis” under the heading “Foreign Currency Considerations.”

(2)
Mr. Chou received a discretionary bonus of $50,000 at the end of fiscal 2012 in recognition of his leadership of the financial organization, as well as the integration of the IT team into finance. This amount was converted and paid to Mr. Chou in Singapore dollars using the exchange rate in effect on the last day of the fiscal year or $1.2292. Messrs. Chou and Sood received discretionary bonuses of $15,000 and $20,000 respectively in recognition of their contributions to the Executive Strategic Council in reviewing strategic opportunities for the Company. These amounts were converted and paid to Messrs. Chou and Sood in Singapore dollars using the exchange rate in effect on the last day of the fiscal year.

(3)
The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2014, 2013, and 2012 related to performance-based share awards, calculated in accordance with ASC No. 718, Compensation, Stock Compensation. “Stock Awards” include PSUs and RSUs.

As indicated under Chief Executive Officer Compensation beginning on page 30, Mr. Guilmart received a special equity incentive award of 57,484 PSUs in fiscal 2013. The vesting of these PSUs is tied to the performance, measured over three and five year performance measurement periods, of the Company’s Advanced Packaging business, and other new, non-core businesses, specifically the cumulative increase in revenues of these opportunities. For this award, the full grant date fair value using the closing market price of our common stock on the date of the grant assuming payout at target performance of 100% is $657,042. Assuming maximum performance of 200%, the full grant date fair value of this PSU is $1,314,084.
For all other PSUs, the amounts reported were valued using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant assuming payout at target performance of 100%. For fiscal 2014, these values were as follows: Mr. Guilmart, $2,198,057; Mr. Chou, $720,667; Mr. Lee, $288,267; Mr. Sood, $168,153;

and Ms. Lee, $216,774. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2014 would have been: Mr. Guilmart, $4,396,114; Mr. Chou, $1,441,334; Mr. Lee, $576,534; Mr. Sood, $336,306 and Ms. Lee, $433,548.
For fiscal 2013 these values assuming payout at target were as follows: Mr. Guilmart, $2,312,981; Mr. Chou, $1,073,880; Mr. Sood, $133,774, and Ms. Lee, $110,427. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2013 would have been: Mr. Guilmart, $4,625,962; Mr. Chou, $2,147,761; Mr. Sood, $267,547; and Ms. Lee, 220,854.
For fiscal 2012, these values assuming payout at target were as follows: Mr. Guilmart, $2,728,319; Mr. Chou, $888,756; and Mr. Sood, $59,760. Assuming maximum performance of 200%, the full grant date fair value of PSUs awarded in fiscal 2012 would have been: Mr. Guilmart, $5,456,637; Mr. Chou, $1,777,513; and Mr. Sood, $119,520.
See the “Grants of Plan-Based Awards Fiscal 2014” table for additional information regarding the full grant date fair value for the fiscal 2014 awards.

(4)
The amounts in this column for Mr. Guilmart, Mr. Chou, Mr. Lee, Mr. Sood and Ms. Lee reflect the U.S. dollar value earned under the ICP Plan. Mr. Guilmart, Mr. Chou, and Mr. Sood (from fiscal 2013 Q2 onward) were paid an equivalent amount in Singapore dollars using the exchange rate in effect at the end of each applicable fiscal quarter.

(5)
The Company provides expatriate, relocation and transition benefits when appropriate. In fiscal 2014, Mr. Guilmart received other compensation of $30,325, consisting of maintenance of his ASFE-Mobility Benefit Plan of $25,071, tax preparation and filing advice of $3,025, and employer contribution to the Singapore Central Provident Fund of $2,229. Mr. Chou received other compensation of $66,077, consisting payment of his children’s school tuition, global medical coverage and tax preparation and filing advice and a service award. Mr. Lee received other compensation of $27,685, consisting of a phone allowance, payment of his children's school tuition, employer contribution to the Singapore Central Provident Fund, and a service award. Mr. Sood received other compensation of $238,078, consisting of a housing allowance of $95,534, payment of his child’s school tuition, tax preparation and filing advice, global medical coverage, pension allowance, and a tax equalization payment of $48,697. Ms. Lee received other compensation of $9,474, consisting of an employer contribution to the Singapore Central Provident Fund.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2014
The following table shows all plan-based awards granted to the named executive officers during fiscal 2014. For a discussion of the Company’s plan-based awards and the Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion & Analysis” beginning on page 14 of this proxy statement. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table, which follows this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruno Guilmart	10/08/2013	—	—	—	—	162,338	324,676	—	2,198,056
	10/08/2013	—	—	—	—	—	—	54,113	610,935
	09/27/2014	209,064	696,875	1,393,758	—	—	—	—	—
Jonathan Chou	10/08/2013	—	—	—	—	53,225	106,450	—	720,667
	10/08/2013	—	—	—	—	—	—	17,742	200,307
	09/27/2014	111,836	372,785	745,570	—	—	—	—	—
Yih-Neng Lee	10/08/2013	—	—	—	—	21,290	42,580	—	288,267
	10/08/2013	—	—	—	—	—	—	21,290	240,364
	09/27/2014	62,873	209,578	419,156		—	—	—	—
Deepak Sood	10/08/2013	—	—	—	—	12,419	24,838	—	168,153
	10/08/2013	—	—	—	—	—		12,419	140,210
	09/27/2014	45,570	151,899	303,798	—	—	—	—	—
Irene Lee	10/08/2013	—	—	—	—	8,871	17,742	—	120,113
	10/08/2013	—	—	—	—	—	—	8,871	100,154
	04/01/2014	—	—	—	—	7,865	15,730	—	96,661
	04/01/2014	—	—	—	—	—	—	7,865	99,256
	09/27/2014	52,544	175,145	350,290	—	—	—	—	—

(1)
Awards under the ICP Plan are paid at the end of each fiscal quarter based on performance metrics for the quarter, as described above in “Compensation Discussion & Analysis” starting on page 14. The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation”

Employment Agreements
In August 2010, the Company entered into an offer letter to Bruno Guilmart, which is described under “Chief Executive Officer Compensation” on page 30. The Company also entered into a Change of Control Agreement with Mr. Guilmart on the terms described on page 41. Mr. Guilmart also is subject to the Company’s Executive Plan and recoupment policy.
In November 2010, the Company appointed Jonathan Chou as Senior Vice President and CFO effective December 13, 2010. Pursuant to an offer letter dated November 16, 2010, Mr. Chou received an initial base salary equal to US$285,000 per annum, payable in Singapore Dollars as converted using the 30-day average exchange rate on the date of his offer letter. Mr. Chou is eligible to receive a bonus of up to 200% of his target (95% is the target level for such bonus) based on the achievement of certain performance targets as described in the “Cash Incentive Plan” beginning on page 23. In connection with his hiring, the Company also granted Mr. Chou PSUs with a value at target equal to US$366,000 under the terms of the 2009 Equity Plan. These PSUs vest based on shareholder return under the SOX Index as described under “Long-Term Equity Incentive Compensation” beginning on page 25. Mr. Chou was also granted RSUs with a value equal to US$184,000 under the 2009 Equity Plan. These RSUs vest in three equal installments on each of the next three anniversaries of the grant date. To incent Mr. Chou to join the Company, he also received a conditional cash payment of US$150,000. Additionally, Mr. Chou was reimbursed for the actual cost of his relocation expenses, and he received a housing allowance of SG$10,000 per month for 24 months beginning in June 2011, an education subsidy equal to 50% of the cost of education for his children for 48 months, and tax preparation and filing assistance for 2011 through 2013. He also is eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Chou on the terms described on page 41. Mr. Chou also is subject to the Company’s Executive Plan and recoupment policy.
In June 2013, the Company appointed Yih-Neng Lee as Senior Vice President, Global Sales effective September 2, 2013. Pursuant to an offer letter dated June 21, 2013, Mr. Lee receives an initial base salary of SG$405,000 per annum. Mr. Lee is eligible to receive a bonus of up to 200% of his target (set at 65% of base salary) based on achievement of certain performance targets as described in the "Cash Incentive Plan" beginning on page 23. In conjunction with his hire, Mr. Lee was granted an equity grant of SG$600,000 in October 2013 consisting of 50% RSUs vesting in three equal installments commencing with the first anniversary of the grant date, and 50% PSUs cliff vesting 36 months from the anniversary of the grant date based on shareholder return under the SOX index as described under "Long-Term Incentive Compensation" beginning on page 25. The equity grant was made under the 2009 Equity Plan. The value of Mr. Lee's Stock Awards as reported in the Three-Year Compensation - Singapore Dollars table in the Compensation Discussion & Analysis represents the full grant date value of the grant and includes the valuation of the PSUs using the Monte Carlo valuation method and the closing market price of our common stock on the date of the grant. Mr. Lee also received a sign-on cash payment of SG$140,000. Additionally, Mr. Lee received an education subsidy for his child for the first three years of employment up to a maximum of SG$24,000 per annum. Mr. Lee also received a relocation allowance of SG$33,750 to move from Shanghai to Singapore plus payment of associated moving expenses.
Effective January 1, 2013, Mr. Sood was promoted to Vice President, Engineering and localized to Singapore. Pursuant to an offer letter dated October 25, 2012, Mr. Sood received a base salary of SG$300,000 per annum. Mr. Sood is eligible to receive a bonus of up to 200% of his target (60% is the target level for such bonus) based on the achievement of certain performance targets as described in the “Cash Incentive Plan” beginning on page 23. In conjunction with his promotion, the Company also granted Mr. Sood PSUs with a value at target of SG$125,000 under the terms of the 2009 Equity Plan. These PSUs will cliff-vest 36 months from the anniversary of the award date based on shareholder return under the SOX Index as described under “Long-Term Equity Incentive Compensation” beginning on page 25. Mr. Sood was also granted RSUs with a value equal to SG$125,000 under the 2009 Equity Plan. These RSUs vest in three equal installments on each of the next three anniversaries of the grant date. Mr. Sood received a lump-sum cash payment of SG$50,000 upon localization to Singapore as a relocation allowance. This payment must be returned to the Company on a pro rata basis if Mr. Sood’s employment with the Company is terminated for “Cause” or Mr. Sood terminates his employment for any reason other than “good reason” (as such terms are defined in the Company's Executive Plan) within 12 months of his start date in Singapore. Mr. Sood will also be provided a Pension Allowance of US$20,000 per year to be paid in January of each year. If permanent residency in Singapore is attained, Mr. Sood will participate in the Central Provident Fund (CPF) which is compulsory comprehensive savings plan for working Singaporeans and permanent residents of Singapore. This allowance will be netted against the US$20,000 allowance. Mr. Sood was reimbursed for the actual cost of his relocation expenses and received a housing allowance of SG$10,000 per month for 24 months of employment in Singapore, and SG$5,000 for year three (3) of his employment in Singapore. Additionally, Mr. Sood received an education subsidy of 100% of the education costs in Singapore for one child for 36 months or until High School graduation, whichever is less, and tax preparation and filing assistance for 2013 and 2014. The company will also provide tax protection on all company sourced income for Mr. Sood’s first calendar year of employment in Singapore. He is also eligible for global health coverage as provided to other executives of the Company located outside of the U.S. The Company also entered into a Change of Control Agreement with Mr. Sood on the terms described on page 41. Mr. Sood also is subject to the Company’s Executive Plan and recoupment policy.
Effective April 1, 2014, Ms. Lee was promoted to Senior Vice President, Global Operations and Chief Quality Officer. Pursuant to an offer letter dated January 28, 2014, Ms. Lee received a base salary of SG$400,000. In conjunction with the promotion, Ms. Lee's ICP target increased from 45% to 55% of base salary. Ms. Lee also received a promotional equity grant of SG$250,000 under the 2009 Equity Plan, consisting of 50% RSUs vesting in three equal installments commencing with the first anniversary of the grant date, and 50% PSUs cliff vesting 36 months from the anniversary of the grant date based on shareholder return under the SOX index as described under "Long-Term Incentive Compensation" beginning on page 25.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
The following table shows all outstanding equity awards held by the named executive officers at September 27, 2014, the last day of fiscal 2014. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2014 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2014” table above are also reported in this table. None of the named executive officers hold any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Grant Date
Bruno Guilmart	—	$—	215,848	$3,088,785	10/13/2011
	—	$—	165,095	$2,362,509	10/02/2012
	—	$—	57,484	$822,596	12/04/2012
	23,980	$343,154	—	$—	10/13/2011
	36,684	$524,948	—	$—	10/02/2012
	54,113	$774,357	—	$—	10/08/2013

Jonathan Chou	—	$—	70,313	$1,006,179	10/13/2011
	—	$—	76,651	$1,096,876	10/02/2012
	—	$—	53,225	$761,650	10/08/2013
	7,811	$111,775	—	$—	10/13/2011
	17,031	$243,714	—	$—	10/02/2012
	17,742	$253,888	—	$—	10/08/2013

Yih-Neng Lee	—	$—	21,290	$304,660	10/08/2013
	21,290	$304,660	—	$—	10/08/2013

Deepak Sood	—	$—	4,500	$64,395	11/01/2011
	—	$—	10,354	$148,166	10/30/2012
	—	$—	12,419	$177,716	10/08/2013
	4,499	$64,381	—	$—	11/01/2011
	6,901	$98,753	—	$—	10/30/2012
	12,419	$177,716	—	$—	10/08/2013

Irene Lee	—	$—	7,882	$112,791	10/02/2012
	—	$—	8,871	$126,944	10/08/2013
	—	$—	7,865	$112,548	04/01/2014
	5,254	$75,185	—	$—	10/02/2012
	8,871	$126,944	—	$—	10/08/2013
	7,865	$112,548	—	$—	04/01/2014

(1)	Number of shares represents common shares underlying time-based RSU awards. Time-based RSUs vest in 1/3 increments on each of the first three anniversaries of the grant date.

(2)
Number of shares represents common shares underlying PSU awards, assuming all are earned at target performance levels at the end of the applicable performance periods. PSUs cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2014
The following table reports all exercises of stock options by the named executive officers and all the vesting of stock awards of the named executive officers in fiscal 2014. No named executive officer exercised stock options in fiscal 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruno Guilmart	424,984	$5,137,882
Jonathan Chou	97,703	$1,203,141
Yih-Neng Lee	—	$—
Deepak Sood	10,727	$135,922
Irene Lee	2,628	$30,248
POTENTIAL PAYMENTS UPON TERMINATION
Executive Severance Pay Plan
On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Mr. Guilmart, Mr. Chou, Mr. Lee, Mr. Sood, and Ms. Lee are covered under the Executive Plan.
The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments), and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:

•
An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:

º	24 months’ base salary, in the case of the CEO;
º	18 months’ base salary, in the case of the CFO; and
º	12 months’ base salary, in the case of all other officers.

•	Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months severance is paid at the same contribution rate as active employees.

•
Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.

•	Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.
Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.
Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to noncompetition and nonsolicitation provisions which, if breached, will permit the Company to discontinue severance payments.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED
(NO CHANGE IN CONTROL)
The following table presents maximum payment amounts under the Company’s Executive Plan or Officer Plan, as applicable, and the values of equity awards under the Company’s equity plans for our named executive officers, had they been terminated without “cause” or resigned for good reason on September 27, 2014 (outside the context of a change in control).

Name	Cash Severance(1)	Time-based Restricted Share Awards(2)	Performance-based Share Awards(3)	Total
Bruno Guilmart	$1,393,758	$791,758	$5,510,137	$7,695,653
Jonathan Chou	$588,608	$291,724	$1,911,758	$2,792,090
Yih-Neng Lee	$322,427	$93,101	$93,101	$508,629
Deepak Sood	$253,165	$158,568	$211,573	$623,306
Irene Lee	$318,446	$88,879	$126,486	$533,811

(1)
Messrs. Guilmart, Chou, Lee and Sood and Ms. Lee are covered under the Executive Plan, described on page 39. Amounts equal the following months of base salary, payable in accordance with the Executive Plan or Officer Plan, as applicable: Mr. Guilmart: 24 months; Mr. Chou: 18 months; and Messrs. Lee and Sood and Ms. Lee: 12 months.

(2)
Time-based share awards granted under the 2009 Equity Plan vest pro rata on an accelerated basis at the sole discretion of the Committee based on full months worked upon an involuntary termination without “cause.” The value of shares for purposes of vesting is equal to the closing price of the Company's stock of $14.31 on September 26, 2014.

(3)
Performance-based share awards granted under the 2009 Equity Plan may vest pro rata at the sole discretion of the Committee upon an involuntary termination without "cause" based on full months worked and the actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. The value of shares for purposes of vesting is equal to the closing price of the Company’s stock of $14.31 on September 26, 2014.

Under the Executive Plan and the Officer Plan, no severance payments are payable upon death or disability. All performance-based share awards vest pro rata at the completion of the performance period upon death, disability or retirement.

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL
The following table presents maximum payment amounts under the Change in Control Agreements or 2009 Equity Plan, as applicable to each officer had they been terminated on September 27, 2014 after a change in control, and the values of equity awards under the Company’s equity plans for executive officers if a change in control occurred on September 27, 2014.

Name	Change of Control Agreement(1)	Performance-based Share Awards(2)	Time-based Restricted Share Awards(2)	Total
Bruno Guilmart	$2,787,516	$8,596,947	$1,642,459	$13,026,922
Jonathan Chou	$1,147,785	$2,864,705	$609,377	$4,621,867
Yih Neng Lee	$532,005	$304,660	$304,660	$1,141,325
Deepak Sood	$405,064	$390,227	$340,850	$1,136,141
Irene Lee	$493,591	$352,284	$314,677	$1,160,552

(1)
Each of the named executive officers are covered under the form of Change of Control Agreement described below and are eligible for the following months of payment of the Benefit Amount described on page 42. Mr. Guilmart: 24 months; Mr. Chou: 18 months; and Messrs. Lee and Sood and Ms. Lee: 12 months. In each case, amounts assume the executive is terminated within 18 months of a "change in control", as defined under the agreement.

(2)
For equity granted under the 2009 Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based share awards vest immediately upon a change in control and the performance requirements are waived for outstanding performance-based share awards and awards are payable in cash at target performance. If the awards are assumed and the executive is terminated involuntarily without “cause” within 24-months of the event, restricted time-based share awards become fully vested upon termination and performance-based share awards will vest on a prorated basis based on the number of full months worked and in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period. The values above assume 100% target performance. The value of shares for purposes of vesting is based on the closing price of $14.31 on September 26, 2014.

Change of Control Arrangements
On August 9, 2011, the Committee approved a new form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including each of the named executive officers. The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75% of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.
An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than “Cause,” or by the officer for “Good Reason” (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:

•
Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;

•
Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;

•
Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and

•	Equity compensation in accordance with the applicable plans.
The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
CEO	2x	24
CFO	1.5x	18
Other Executive Officers	1x	12
Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to one quarter of the Benefit Amount, payable over six months. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.
If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not under any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions.
In general, under the 2009 Equity Plan, the 2008 Equity Plan, the 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the "2001 Plan"), and the 1999 Non-Qualified Employee Stock Option Plan, as amended (the "1999 Plan") in the event of a change in control of the Company, all outstanding options become fully vested and exercisable (under the 2009 Equity Plan, if the successor or surviving entity does not assume the outstanding options). Under the 2009 Equity Plan, if the successor or surviving entity assumes the options, vesting is accelerated if the optionee is involuntarily terminated without cause before the twenty-four month anniversary of the change in control. In general, for the purposes of these plans, a change in control includes: (1) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities (unless, under the 1999 Plan, the 2001 Plan and the 2008 Plan, the acquisition is approved by two-thirds of the incumbent board); (2) the individuals who, as of a date set forth in the applicable plan (at the beginning of any twenty-four month period under the 2009 Equity Plan), were members of the Company’s board of directors cease for any reason to constitute at least two-thirds (majority under the 2009 Equity Plan) of the board of directors (unless the election, or nomination for election by the shareholders, of any new director (at least 75% of new directors under the 2009 Equity Plan) was approved by a vote of at least two-thirds (majority under the 2009 Equity Plan) of the original board of directors); (3) approval by the shareholders of a merger or consolidation in which the shareholders immediately before the merger or consolidation do not own at least 50% of the combined voting power of the outstanding voting securities after the merger or consolidation; (4) approval by the shareholders of a complete liquidation or dissolution of the Company (except in the case of the 2009 Equity Plan) or an agreement for the sale or disposition of all or substantially all the assets; or (5) acceptance by the shareholders of shares in a share exchange in which the shareholders immediately before the share exchange do not own at least 50% of the combined voting power of the outstanding voting securities after the share exchange.
Under the Company's 2008 Equity Plan, all outstanding performance stock, restricted stock and share unit awards become fully vested upon a change of control. In general, under the Company’s 2009 Equity Plan, upon a change of control, if the successor or surviving entity does not assume the outstanding awards, outstanding restricted stock awards and share unit awards become fully vested, SAR awards become fully exercisable, and the performance requirements for outstanding performance stock unit awards are waived and such awards vest if the participant is employed on the last day of the performance period. If the successor or surviving entity assumes the outstanding awards and the participant is involuntarily terminated without “cause” within a 24-month period of the change of control, then restricted stock awards and share unit awards become fully vested, SAR awards become fully exercisable, and any performance stock unit awards will vest on a prorated basis based on the number of full months worked in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period.

DIRECTOR COMPENSATION
The following table presents all compensation paid to the Company’s directors in fiscal 2014. Mr. Guilmart is not paid any additional compensation for serving as a director:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Brian R. Bachman	$72,500	$119,961	$192,461
Peter T. Kong	$31,250	$179,976	$211,226
Chin Hu Lim	$61,250	$119,961	$181,211
Gregory F. Milzcik	$45,625	$209,970	$255,595
John A. O’Steen	$33,750	$59,978	$93,728
Garrett E. Pierce	$71,250	$119,961	$191,211
MacDonell Roehm, Jr.	$108,750	$119,961	$228,711
Mui Sung Yeo	$61,875	$119,961	$181,836

(1)	The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2014.
During fiscal 2014, directors who are not officers of the Company received annual retainers of $50,000. The chairman of the board of directors also received an additional annual retainer of $50,000. The Chairmen of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee each received additional annual retainers of $20,000, $15,000 and $10,000, respectively. Members of the Audit Committee, Management Development and Compensation Committee and Nominating and Governance Committee received additional annual retainers of $10,000, $7,500 and $5,000, respectively. Board and committee members did not receive any fees for board or committee meetings held during fiscal 2014. Annual retainers were paid in four equal installments.
Based on analysis assessing Board of Director Compensation practices of the Company's Compensation Peer Group by Radford, and in alignment with the Company's compensation philosophy for Executives, the Audit Committee Chair's cash annual retainer will be increased to $25,000 from $20,000 and Audit Committee members' cash annual retainer will be increased to $11,250 from $10,000 effective fiscal 2015 to better align with Compensation Peer Group median levels.
The 2009 Equity Plan provides for the grant of common shares to each non-employee director upon initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. In fiscal 2014, each non-employee director was granted a number of common shares closest in value to, without exceeding, $120,000 upon his or her initial election to the board of directors and $30,000 on the first business day of each calendar quarter while serving on the board of directors. Mr. Kong received a one-time RSU award as a new director with a grant date fair value of $119,992 and Mr. Milzcik received a one-time RSU award as a new director with a grant date fair value of $119,998. These awards vest in three equal installments on each of the next three anniversaries of the grant date and are included in the above table.
For fiscal 2014, the Company applied the following stock ownership guidelines to non-employee directors:

•	Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $150,000 (to be attained within three years of election);

•	Each current non-employee director has met the fiscal 2014 guideline;

•
Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and

•	Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning the Company’s equity compensation plans as of September 27, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	197,150	$8.66	3,700,701
Equity compensation plans not approved by security holders(2)	78,048	$8.30	—
Total	275,198	$8.56	3,700,701

(1)	The following equity compensation plans have been approved by the Company’s shareholders: the 2001 Plan; the 2008 Equity Plan; and the 2009 Equity Plan.

(2)
The Company’s 1999 Plan is the only current equity compensation plan of the Company that has not been approved by the Company’s shareholders. This plan was approved by the board of directors on September 28, 1999 and, under the 1999 Plan, only employees of the Company and its subsidiaries who are not directors or officers were eligible to receive grants. No further grants may be made under the 1999 Plan. The Management Development and Compensation Committee of the Company’s board of directors administer the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. The Company last granted options under the 1999 Plan in February 2009.

(3)
As a result of the adoption of the 2009 Equity Plan, no further awards will be granted under any of the above named plans other than the 2009 Equity Plan, but shares subject to awards currently outstanding under such plans that are terminated, cancelled, surrendered or forfeited may be re-issued in the discretion of the Management Development and Compensation Committee of the Company’s board of directors under the 2009 Equity Plan.

CORPORATE GOVERNANCE
Board Matters
The board of directors has determined that directors Brian R. Bachman, Peter T. Kong, Chin Hu Lim, Gregory F. Milzcik, Garrett E. Pierce, and Mui Sung Yeo are each “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the SEC rules. In fiscal 2014, the board of directors met ten times and met six times in executive session.
Each director who served during fiscal 2014 attended all of the board and applicable committee meetings, except one director missed one audit committee meeting. From time to time, the board of directors acts by unanimous written consent as well. All directors are expected to attend the annual meeting of shareholders. All of the then-current directors attended the 2014 annual meeting of shareholders.
Board Leadership
The Company’s By-laws currently provide that the chairman of the board of directors shall not be a current or former executive officer of the Company. Mr. Pierce currently serves as chairman of the board of directors. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.
Board’s Role in Risk Oversight
While management is responsible for risk management in daily operations, the board of directors is responsible for overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks. The Company’s management periodically reports to the board of directors on the major risks facing the Company. Management maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least biannually to discuss significant enterprise risks and the mitigating action plans. Enterprise risk assessments are conducted at least once every three years. Management reports the results of its enterprise risk discussion and assessment to the board of directors and updates the board of directors at least biannually on efforts to address identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also contribute to the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.
Committees of the Board of Directors
The board of directors has a standing Audit Committee, a Management Development and Compensation Committee and Nominating and Governance Committee.
Committee Members

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Gregory F. Milzcik (1)	Brian R. Bachman (Chair)	Brian R. Bachman (Chair)
Peter T. Kong (2)	Chin Hu Lim	Peter T. Kong (2)
Garrett E. Pierce	Gregory F. Milzcik	Chin Hu Lim (3)
Mui Sung Yeo	Mui Sung Yeo (4)	Garrett E. Pierce (5)

(1)	Mr. Gregory F. Milzcik was appointed to the Audit Committee effective July 1, 2014 and as the Chair of the Committee effective October 1, 2014.

(2)	Mr. Peter T. Kong was appointed to the Audit Committee effective February 18, 2014 and was appointed to the Nominating and Governance Committee effective July 1, 2014.

(3)	Mr. Chin Hu Lim was appointed to the Nominating and Governance Committee effective January 1, 2014.

(4)	Ms. Mui Sung Yeo was appointed to the Management Development & Compensation Committee effective July 1, 2014.

(5)	Mr. Garrett E. Pierce was appointed to the Nominating & Governance Committee effective July 1, 2014.

Audit Committee
The Audit Committee met ten times during fiscal 2014. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or the “Exchange Act”). In addition, the board of directors has determined that Gregory F. Milzcik, Peter T. Kong, Garrett E. Pierce and Mui Sung Yeo qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of their audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. While the officers of the Company are responsible for risk management in daily operations, the Audit Committee oversees audit and financial risk management. The Audit Committee discharges this responsibility on an ongoing basis by questioning management and the Company’s internal audit director on the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. The Audit Committee reviews on a bi-annual basis the Company’s progress towards mitigating the major risks identified in the most recent and updated enterprise risk assessment.
Management Development and Compensation Committee
The board of directors has determined that all members of the Management Development and Compensation Committee (the “Compensation Committee”) are independent directors (as defined in the Marketplace Rules of the NASDAQ Global Market). The Compensation Committee met seven times during fiscal 2014. The principal duties of the Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Compensation Committee may form, and may delegate its authority to, subcommittees as it deems appropriate. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.
While the Company’s CEO does not participate in the determination of compensation policies set by the Compensation Committee, the Compensation Committee consults with the CEO in determining compensation levels for each executive officer (other than the CEO) and takes into consideration the CEO’s assessment of the performance of each executive officer against the factors established by the Compensation Committee. Under the terms of his offer letter, the Compensation Committee determines performance targets for Mr. Guilmart’s annual incentive cash bonus after consultation with him.
The Compensation Committee has engaged Radford, an Aon Hewitt company, for compensation consulting services. The services provided by Radford are described in the “Compensation Discussion & Analysis” at page 14.
The Compensation Committee performed a compensation risk analysis, informed in part by the most recent and updated enterprise risk assessment performed by management. In setting executive compensation, the Compensation Committee analyzes whether compensation is mitigating or exacerbating risks that could be reasonably likely to have a material adverse effect on the Company.
Nominating and Governance Committee
The board of directors has determined that each member of the Nominating and Governance Committee is independent (as defined by the Marketplace Rules of the NASDAQ Global Market). The Nominating and Governance Committee met five times during fiscal 2014. The Nominating and Governance Committee is responsible for establishing criteria for selecting new directors, identifying, screening and recruiting new directors, recommending nominees for director to the board of directors and recommending to the board of directors a set of corporate governance policies for the Company.

Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. The Nominating and Governance Committee further considers the diversity of a prospective director’s skills, specialized expertise, quality of education, global business experience and acumen. The Nominating and Governance Committee has periodically retained an executive search firm to identify and evaluate potential candidates for the board of directors. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.
Code of Ethics
The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, CFO, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.kns.com.
Shareholder Communications with Directors
The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications to each director.
Management Development and Compensation Committee Interlocks and Insider Participation
No member of the Management Development and Compensation Committee (i) was, during fiscal 2014, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.
Certain Relationships and Related Transactions
Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee has in the past approved transactions on a case-by-case basis, considering the specific facts and circumstances.
Security Ownership of Directors, Nominees and Executive Officers
The following table shows how many common shares of the Company the directors, nominees, named executive officers and all directors, nominees and executive officers as a group were beneficially owned by as of October 24, 2014. The named executive officers are the individuals listed in the Summary Compensation Table on page 34. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or the “Exchange Act”) of the shares identified in the table below, unless otherwise indicated. Each person below has an address of c/o 23A Serangoon North Avenue 5, #01-01 K&S Corporate Headquarters, Singapore 554369.

Directors and Nominees	Amount (Number of Shares) of Beneficial Ownership(1)	Percent of Class
Brian R. Bachman	20,952	*
Bruno Guilmart	396,234	*
Chin Hu Lim	34,157	*
Peter T. Kong	16,939	*
Gregory F. Milzcik	19,346	*
Garrett E. Pierce	100,496	*
Mui Sung Yeo	33,605	*

Named Executive Officers Other Than Directors
Jonathan H. Chou	173,004	*
Irene Lee	37,224	*
Yih-Neng Lee	35,296	*
Deepak Sood	60,187	*

All directors, nominees and current executive officers as a group (14 persons)	1,302,165(2)	1.4%

*	Less than 1.0%.

(1)
Ownership includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after October 24, 2014 in the following amounts: Mr. Bachman (nil); Mr. Guilmart (nil); Mr. Kong (nil); Mr. Lim (nil); Mr. Milzcik (nil); Mr. Pierce (20,000); Ms. Yeo (nil); Mr. Chou (nil); Ms. Lam (nil); Ms. Lee (nil); Mr. Lee (nil); Mr. Sood (0); Mr. L. Wong (nil); and Mr. N. Wong (14,815).

(2)	Includes 34,815 shares subject to outstanding options that are currently exercisable or exercisable within 60 days after October 24, 2014.

Director Resignation Policy
The board of directors has adopted a Director Resignation Policy which requires, in an uncontested election, that a director who receives more votes withheld or against his or her election than votes for shall promptly tender his or her written resignation offer to the Nominating & Governance Committee (the “Committee”) of the Board following certification of the shareholder vote from the meeting at which the election occurred. The Committee will promptly consider the director’s offer of resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the Committee’s recommendation within 90 days following receipt of the recommendation. The Board’s decision shall be publicly disclosed in a Form 8-K within four business days of the decision, along with the rationale supporting the decision, if resignation is not accepted. No director shall participate in the vote on his or her own resignation.
Security Ownership of Certain Beneficial Owners
To the knowledge of the Company, the only person or group of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of October 24, 2014 was as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	4,444,048	5.8%
Dimensional Fund Advisors LP (2) Palisades West, Building, 6300 Bee Cave Road Austin, TX 78746	4,187,009	5.5%

(1)
Based solely on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 11, 2014 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 33,800 shares, sole dispositive power over 4,418,048 shares and shared dispositive power over 26,000 shares.

(2)
Based solely on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 10, 2014 (amounts may have changed since that date). The shareholder reported that it has sole voting power over 4,020,032 shares, sole dispositive power over 4,187,009 shares and shared dispositive power over 0 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s outstanding common shares, whom the Company refers to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.
Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended September 27, 2014 were made on a timely basis.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
Our Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion & Analysis, our Committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2014 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

BRIAN R. BACHMAN, CHAIRMAN
CHIN HU LIM
GREGORY F. MILZCIK
MUI SUNG YEO

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the Audit Committee is independent (as defined in the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and is able to read and understand fundamental financial statements. During fiscal 2014, the Audit Committee consisted of Garrett E. Pierce, Gregory F. Milzcik, MacDonell Roehm Jr., Mui Sung Yeo, and Peter Tat-Ming Kong. Gregory F. Milzcik was appointed to the Audit Committee effective July 1, 2014 and replaced Garrett E. Pierce as the Chairman of the Audit Committee effective October 1, 2014. Peter Tat-Ming Kong replaced MacDonell Roehm Jr. as a member of the Audit Committee effective February 18, 2014. The board of directors has determined each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.
The Company retained PricewaterhouseCoopers LLP (Singapore) (“PwC Singapore”) as the Company’s independent registered public accounting firm for fiscal 2014. During fiscal 2014, the Audit Committee met with the senior members of the Company’s management team and PwC Singapore. The Audit Committee also met separately with PwC Singapore and with the Company’s CFO, Internal Audit Director and General Counsel. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.
The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2014 Annual Report to Shareholders with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion & Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.
In its meeting with representatives of PwC Singapore, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.
The Audit Committee discussed with PwC Singapore the matters required to be discussed by AS No. 16, “Communications with Audit Committee,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also reviewed the written disclosures and the letter from PwC Singapore required by applicable rules of the Public Company Accounting Oversight Board regarding accountants’ communications with audit committees concerning independence, and has discussed with PwC Singapore their independence, and concluded that the nonaudit services performed by PwC Singapore are compatible with maintaining their independence.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2014, filed with the SEC on November 12, 2014.
AUDIT COMMITTEE
GREGORY F. MILZCIK, CHAIRMAN
GARRETT E. PIERCE
MUI SUNG YEO
PETER TAT-MING KONG

AUDIT AND RELATED FEES
For the fiscal years ended September 27, 2014 and September 28, 2013, PwC Singapore billed the approximate fees set forth below:

	2014	2013
Audit Fees	$1,176,800	$1,307,500
Audit-Related Fees	$—	$8,900
Tax Fees	$100,000	$—
All Other Fees	$2,500	$367,000
Audit Fees
The aggregate fees billed to the Company by PwC Singapore for the performance of the integrated audit of the Company’s fiscal 2014 consolidated financial statements and internal control over financial reporting, and assistance and review of documents filed with the SEC, including the issuance of consents, was $1,176,800. The aggregate fees billed to the Company by PwC Singapore for the performance of such matters for fiscal 2013 was $1,307,500.
Audit-Related Fees
No fees were billed to the Company by PwC Singapore during fiscal 2014. The aggregate fees billed to the Company by PwC Singapore during fiscal 2013 were primarily related to an agreed-upon procedures report.
Tax Fees
The aggregate fees billed to the Company by PwC Singapore during fiscal 2014 for the consultation and advice on business tax matters, was $100,000. No tax fees were billed to the Company during fiscal 2013.
All Other Fees
The aggregate fees billed to the Company by PwC Singapore during fiscal 2014 and 2013 for all other services were $2,500 and $367,000 respectively. The fees for fiscal 2014 were related to accounting research software licenses. The fee for fiscal 2013 primarily related to advisory projects and accounting research software licenses.
The Audit Committee has determined that the services provided by PwC Singapore as set forth herein are compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2014 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS
Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2016, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before August 22, 2015.
SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the annual meeting is November 24, 2015 (45 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the 2015 annual meeting). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote for or against the shareholder proposal when and if the proposal is raised at the annual meeting.
OTHER MATTERS
The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.
Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was November 24, 2014).
As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2014. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.
Electronic copies of the Company’s fiscal 2014 Annual Report to Shareholders, Form 10-K and proxy statement will be available on the Company’s website at:
http://investor.kns.com/financials.cfm
The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

SUSAN WATERS
Secretary
December 19, 2014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the Friday before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to exercise cumulative voting rights in the election of directors, you must vote in person or by mail.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the Friday before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79571-P57077-Z64202

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

KULICKE AND SOFFA INDUSTRIES, INC.

The Board of Directors recommends a vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors to serve until the 2019 Annual Meeting.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01. Mr. Bruno Guilmart
02. Mr. Gregory F. Milzcik

The Board of Directors recommends a vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

M79572-P57077-Z64202

KULICKE AND SOFFA INDUSTRIES, INC.
Annual Meeting of Shareholders
February 3, 2015, 4:30 PM

This proxy is solicited on behalf of the Board of Directors

The shareholders hereby appoint Jonathan H. Chou and Lester A. Wong, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kulicke and Soffa Industries, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 p.m., Singapore Time, on February 3, 2015, at Kulicke and Soffa Industries, Inc., 23A Serangoon North Avenue 5, #01-01, K&S Corporate Headquarters, Singapore 554369, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; and "FOR" Proposals 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side